UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REGENCY CENTERS CORPORATION

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Notice of Annual Meeting of Shareholders and Proxy Statement

VILLAGE
THE HUB
HILLCREST
MARKET
TESLA
rack
PERSIMMON
PLACE

Regency Centers.

Notice of Annual Meeting of Shareholders and Proxy Statement Regency Centers.

Notice of Annual Meeting of Shareholders

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Thursday, April 26, 2018, at 10:30 A.M., Eastern Time, Ponte Vedra Inn and Club, 200 Ponte Vedra Blvd., Ponte Vedra Beach, Florida 32082

The meeting will be held for the following purposes:

1.	To elect as directors the eleven nominees named in the attached proxy statement to serve until the 2019 annual meeting of shareholders and until their successors have been elected and qualified.

2.	To approve an advisory resolution approving executive compensation for fiscal year 2017.

3.	To ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal year 2018.

4.	To transact such other business as may properly come before the meeting or any adjournment.

The shareholders of record at the close of business on March 9, 2018 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Barbara C. Johnston

Senior Vice President, Secretary

and General Counsel

Dated: March 12, 2018

  MEETING INFORMATION

DATE:	Thursday, April 26, 2018

TIME:	10:30 A.M., Eastern Time

PLACE:	Ponte Vedra Inn and Club 200 Ponte Vedra Blvd. Ponte Vedra Beach, Florida 32082

  HOW TO VOTE

Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 9, 2018.

BY INTERNET www.proxyvote.com

BY PHONE Call 1.800.690.6903

BY MAIL Complete, sign and return by free post

IN PERSON Attend the Annual Meeting

On or about March 12, 2018, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

Regency Centers Corporation 2018 Proxy Statement i

Regency Centers Corporation 2018 Proxy Statement ii

Proxy Summary	Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Annual Meeting of Shareholders
Time and Date:	10:30 A.M., Eastern Time, April 26, 2018
Place:	Ponte Vedra Inn and Club 200 Ponte Vedra Blvd. Ponte Vedra Beach, Florida 32082
Record Date:	March 9, 2018

This proxy statement and the accompanying form of proxy are first being sent or made available to our shareholders on or about March 12, 2018 in connection with the solicitation by our board of directors of proxies to be used at our 2018 annual meeting of shareholders.

Shareholder Voting Matters

Proposals	Board’s Voting Recommendation	Page
1. Election of Directors	FOR all Director Nominees	6
2. AdvisoryVote on Executive Compensation	FOR	18
3. Ratificationof Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm	FOR	39

Our Director Nominees

You are being asked to vote on the election of the eleven director nominees listed below. Directors are elected by a majority of votes cast. Detailed information about each director’s background, skills and expertise can be found in Board of Directors and Corporate Governance section. The board has determined that each nominee is independent except for Mr. Stein and Ms. Palmer. Upon election of these directors at the annual meeting of shareholders, the directors shall hold the committee memberships as follows:

			Committee Membership
Name and Primary Occupation
Martin E. Stein, Jr. Chairman of the Board and Chief Executive Officer of Regency Centers Corporation	65	1993				🌑
Joseph F. Azrack Principal of Azrack & Company and Executive Chairman of Safanad real estate group	70	2017		🌑		🌑
Bryce Blair Chairman of Invitation Homes Inc. and Principal of Harborview Associates, LLC	59	2014				🌑
C. Ronald Blankenship Director of Civeo Corp.	68	2001	🌑 $
Deirdre J. Evens Chief of Operations of Iron Mountain Incorporated	54	New Nominee	🌑	🌑
Mary Lou Fiala Former Chief Operating Officer of Regency Centers Corporation	66	1997			🌑	🌑
Peter D. Linneman Principal of Linneman Associates and of American Land Funds	67	2017	🌑 $		🌑
David P. O’Connor Managing Partner of High Rise Capital Partners, LLC	53	2011		🌑	🌑
Lisa Palmer President and Chief Financial Officer of Regency Centers Corporation	50	New Nominee				🌑
John C. Schweitzer President of Westgate Corporation	73	1999			🌑
Thomas G. Wattles Chairman Emeritus of DCT Industrial Trust	65	2001	$			🌑

🌑 Member                  Committee Chair                $ Financial Expert

Regency Centers  Corporation 2018 Proxy Statement        1

OUR COMMITMENT TO EXCELLENCE IN SHAREHOLDER ENGAGEMENT

Shareholder Engagement

Regular communication with our shareholders is essential to Regency’s long-term success. Throughout 2017, members of our management team participated in robust dialogue and engagement efforts with shareholders to discuss and solicit feedback on a variety of relevant topics including our portfolio, financial and operating performance, capital allocation, corporate governance, executive compensation, the business environment and corporate responsibility initiatives. This regular dialogue with our shareholders has provided us with valuable feedback that has helped influence our decision making, reporting transparency and strategies.

Commitment to Active Shareholder Engagement

Who	When	How
◾ Shareholders ◾ Fixed-income Investors ◾ Prospective Investors ◾ Sell-side Analysts ◾ ESG Rating Firms ◾ Proxy Advisory Firms

◾ Year-round

◾ Additional target outreach, which includes at Annual Meeting, Annual Investor Conferences, Industry Conferences (NAREIT, ICSC), Headquarter Visits, Regional Property Tours and Regional Investor Meetings (non-deal roadshows).

◾ Engagement led by our Capital Markets and Investor Relations teams, including targeted outreach and open lines of communication ◾ Delivery of specific feedback to senior management and the board

Depth of Engagement

◾	In 2017, we participated in meetings with many investors, which included equity and fixed-income investors across the United States and Europe.
◾	Investor Relations established a new website to provide enhanced communication with our investors and analysts and aid in our outreach to new potential investors.
◾	On January 11, 2018, we hosted an Investor Day at the New York Stock Exchange. This Investor Day was attended by over 200 investors and analysts (in-person or via webcast) and presented a unique opportunity for investors and analysts to engage with several Regency Board members in attendance as well as Regency’s Operating Committee and other members of management.

2         Regency Centers Corporation 2018 Proxy Statement

OUR COMMITMENT TO EXCELLENCE IN SHAREHOLDER VALUE

Creating Shareholder Value

Regency’s unequaled combination of strategic advantages has resulted in consistent execution of our strategy. This is evidenced by Regency’s total shareholder return, which has outpaced the average of our property focused peers over the last one, three, and five year periods.

Total Shareholder Return – REG versus Peer Average

Our property focused peers for the 2017 and the 3-year Return are: Weingarten Realty Investors, Federal Realty Investment Trust, Kimco Realty Corporation, Brixmor Property Group, Inc., DDR Corp. and Retail Properties of America, Inc. The companies used for the 5-Year Return are the same except Brixmor Property Group, Inc., which was not included because they were not yet publicly listed on an exchange.

OUR COMMITMENT TO EXCELLENCE IN CORPORATE GOVERNANCE

Recent Board Refreshment

We understand that the quality, dedication and chemistry of our Board have been integral to the Company’s success. To ensure these vital characteristics are maintained in the future, our Board adopted a Board Succession Plan in 2014, laying out a thoughtful, measured path to Board refreshment. The plan was re-evaluated and updated in 2017 to include, among other things, enhancement of Board diversity and specifically gender diversity.

In just four years since the adoption of the succession plan, and upon the election of the director nominees at the annual shareholders’ meeting in 2018, we will have achieved a significant refreshment of our Board, reflecting a balanced set of more experienced board members and less tenured directors who bring fresh perspectives and differing backgrounds, as follows:

◾	Three of our directors are women
◾	Four long-tenured independent directors will have retired from our Board in accordance with the refreshment process, bringing the average tenure from 14 years in 2014 to 10 years in 2018
◾	Six new directors will have been added since 2014 (one of whom elected in 2017 resigned due to other commitments)
◾	Average age of directors decreased to 63 years in 2018

Regency Centers  Corporation 2018 Proxy Statement        3

Characteristics of Board Nominees

Corporate Governance Highlights

Gender Diversity Women 3 27% of women 8 men Independence Independent 9 82% Independent 2 Non-Independent Lead Independent Director with combined Chair and CEO Tenure Under 10 6 Average of 10 years 5 Over 10 Age Over 7 Average of 63 years 4 under 60 Limits on Outside Board Service Anti-Hedging and Pledging Policies Annual Board and Committee Evaluations Stock Ownership Policy Proxy Access KEY ATTRIBUTES Recoupment/Clawback Policy Majority Voting in Director Elections Codes of Conduct for Directors, Officers and Employees Succession Planning and Implementation Process Board Risk Oversight Independent Directors Meet Without Management Present Executive Compensation Pay For Performance Metrics

4         Regency Centers Corporation 2018 Proxy Statement

OUR COMMITMENT TO EXCELLENCE IN CORPORATE RESPONSIBILITY

Corporate Responsibility Highlights

Regency’s vision is to be the preeminent national owner, operator and developer of shopping centers, connecting outstanding retailers and service providers with its neighborhoods and communities while practicing best-in-class corporate responsibility.

Our pillars of corporate responsibility of environment, social and corporate governance practices are rooted in Regency’s values.

Environment: Committed to sustainability through reduced energy consumption, water use, greenhouse gas emissions and waste.

◾ Implementation of Regency Green Building Standards applied to all development and redevelopment projects.

◾ Continued energy efficiency implementation to further reduce energy consumption.

◾ Expanded solar energy program offering solar power at shopping centers.

Social: Committed to maintain a strong culture that successfully attracts, retains and engages talented people to achieve the Company’s strategic goals and contribute to the communities where we work and operate.

◾ Dedication to fair compensation, fostering a dynamic and balanced work environment and providing employees developmental opportunities to perform well and derive satisfaction from their work.

◾ Commitment to providing award winning and best-in-class benefits.

◾ Commitment to contributing to the betterment of our communities through volunteer involvement in local and national charities as well as monetary contributions, which are matched by Regency.

OUR COMMITMENT TO EXCELLENCE IN PERFORMANCE

2017 Performance Highlights

2017 marked another remarkable year for Regency as we continued our positive momentum in each key facet of our business. The unequaled combination of accomplishments included growth in NAREIT funds from operations (FFO) over 13%, our sixth consecutive year of growth in same property net operating income (NOI) of 3.5% or more, and the development, redevelopment and acquisition of exceptional retail centers.

In 2017, Regency also marked the completion of an important milestone – the completion and successful integration of the merger with Equity One, Inc. The merger enhanced Regency’s already high quality portfolio, while growing our platform in several priority markets and was accretive to earnings and NOI growth while preserving Regency’s strong balance sheet. The merger also added significant compelling redevelopment opportunities to our future development pipeline. Regency is now positioned to realize significant synergies in 2018 related to the merger.

S&P 500 Regency added to S&P 500 $3.09 NAREIT FFO per Share (increased 13% over 2016) 3.6% increase in Same Property Net Operating Income 96.3% Same Property Percent Leased $232 (In millions) Development and Redevelopment starts $150 (In millions) Acquisitions of premier shopping centers

Regency Centers  Corporation 2018 Proxy Statement        5

Proposal One: Election Of Directors

Nominees and Director Qualifications

Our articles of incorporation provide for the number of directors to be fixed pursuant to our bylaws, subject to a minimum of three and a maximum of fifteen. Our bylaws provide that the number of directors may not be increased or decreased by more than one without shareholder approval. As of the date of this proxy statement, our board has ten (10) directors. Assuming all nominees are elected, our board will have eleven (11) directors after our annual meeting. At the February 2018 board meeting, Mr. Raymond L. Bank, a long-tenured director, advised the board that he would not stand for re-election. On February 14, 2018, Mr. Chaim Katzman resigned from the board due to his new role as CEO of Gazit-Globe Ltd. and the number of other public company boards he serves. Our board of directors nominated all other existing members to stand for re-election at the 2018 meeting. To fill the remaining board seats, our board of directors has nominated Ms. Lisa Palmer and Ms. Deirdre J. Evens. Except for the two new nominees, all nominees were elected as directors by shareholders at the 2017 annual meeting. All directors elected at the meeting will serve until the 2019 annual meeting and until their successors are elected and qualified.

A governance agreement by and among Regency, Gazit-Globe Ltd. and certain of its affiliated entities (collectively, the “Gazit Parties”) dated as of November 14, 2016 (the “governance agreement”), was entered into in connection with our merger agreement with Equity One, Inc. Pursuant to the governance agreement, upon Mr. Katzman’s resignation, the Gazit Parties have the right to designate another person to be appointed to our board of directors, which person must be reasonably acceptable to our board of directors. As of the date of this proxy statement, the Gazit Parties have not exercised their right to designate another person to be appointed to our board of directors.

The accompanying proxy will be voted for the election as directors of each of the board’s nominees unless a shareholder specifies a contrary choice. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our board of directors, or our board may reduce the number of directors.

Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

6         Regency Centers Corporation 2018 Proxy Statement

Director Nominees

The following biographies of our nominees contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during at least the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable. The biographies reflect the committee memberships the nominees shall hold upon their election.

We believe that each nominee possesses the characteristics that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The experiences, qualifications, attributes and skills that caused the nominating and corporate governance committee and the board to determine that the person should serve as a director of our Company are described in each nominee’s biography.

Martin E. Stein, Jr. Age: 65 Director Since: 1993	Board Committees ◾ Investment	Other public company boards ◾ FRP Holdings, Inc.

Principal occupation or employment

◾ Our Chairman of the Board and Chief Executive Officer since 1998. From our initial public offering in 1993 until 1998, he served as our Chief Executive Officer and President. Mr. Stein also served as President of our predecessor real estate division beginning in 1981, and Vice President from 1976 to 1981.

Mr. Stein, a graduate of Washington and Lee University, holds an M.B.A. from Dartmouth College’s Tuck School of Business. Mr. Stein has led our Company since prior to it being a public company. In addition to his leadership skills, he has extensive experience in the real estate industry as past chairman of the National Association of Real Estate Investment Trusts (“NAREIT”), and is a member of the Urban Land Institute (“ULI”), the International Council of Shopping Centers (“ICSC”) and the Real Estate Roundtable. Mr. Stein is a former trustee of Washington and Lee University and ULI and a former director of Stein Mart, Inc. from 2001 to 2014.

Joseph F. Azrack Age: 70 Director Since: 2017	Board Committees ◾ Compensation ◾ Investment	Other public company boards ◾ None
Principal occupation or employment ◾ Since January 2015, Mr. Azrack has served as the executive chairman of the Safanad real estate group and as principal of Azrack & Company.

Mr. Azrack, a graduate of Villanova University, holds an M.B.A. from Columbia University. Mr. Azrack served on the board of Equity One, Inc. from 2016 until its merger with us in 2017. Mr. Azrack has extensive real estate and financial expertise. He also has experience as an investor and executive of real estate companies. Mr. Azrack is an adjunct professor at the Columbia University Graduate School of Business where he has taught real estate entrepreneurship since October 2014. Since June 2014, Mr. Azrack has served as a director of the Berkshire Group, a private real estate investment management company focused on multifamily properties and venture investing. From 2008 through 2014, Mr. Azrack was the managing partner, chairman and senior advisor at Apollo Global Real Estate Management, chairman and chief executive officer of Apollo Commercial Real Estate Finance, Inc. and a director of Atrium European Real Estate Ltd., a leading real estate company that owns, operates and develops shopping centers in Central and Eastern Europe.

Regency Centers  Corporation 2018 Proxy Statement        7

Bryce Blair Age: 59 Director Since: 2014	Board Committees ◾ Nominating and Corporate Governance ◾ Investment	Other public company boards ◾ PulteGroup, Inc. ◾ Invitation Homes, Inc.

Principal occupation or employment

◾ Chairman of Invitation Homes, Inc. and the principal of Harborview Associates, LLC, a company which holds and manages investments in various real estate properties.

Mr. Blair, a graduate of the University of New Hampshire, holds an M.B.A. from Harvard Business School. He has served as Chairman of Invitation Homes, Inc. since 2017. Mr. Blair has substantial experience in real estate development and investment, including serving as Chairman, from 2002 through 2013, and Chief Executive Officer, from 2001 through 2012, of AvalonBay Communities, Inc., a real estate investment trust focused on the development, acquisition and management of multi-family apartments throughout the United States. In such capacity, Mr. Blair was responsible for day to day operations and was regularly involved in the preparation and review of complex financial reporting statements. Mr. Blair also serves on the Advisory Board of the MIT Center for Real Estate, the Advisory Board of the Boston College Center for Real Estate and Urban Action, and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a partner with Trammell Crow Residential. Mr. Blair also previously served as senior advisor to McKinsey and Co. and previously served as a part time faculty member at Boston College. Mr. Blair is the past chairman of NAREIT, where he also served on the Executive Committee and the Board of Governors. He is a past member of ULI where he served as a Trustee and was past chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization.

C. Ronald Blankenship Age: 68 Director Since: 2001	Board Committees ◾ Audit ◾ Investment	Other public company boards ◾ Civeo Corporation

Principal occupation or employment

◾ Former President and Chief Executive Officer of Verde Realty from January 2009 and Chairman and Chief Executive Officer from January 2012 to December 2012 when Verde Realty merged with Brookfield Asset Management. After the merger, Mr. Blankenship continued as Chief Executive Officer until August 2013.

Mr. Blankenship, a graduate of the University of Texas, is a certified public accountant and has extensive experience in the REIT industry including cross-border experience. He is an expert in real estate development, acquisitions, financing and operations. He has extensive experience in public company financing, strategic planning, capital allocation, people management and executive compensation. Prior to 2009, he served in various executive and director capacities at Security Capital Group and Archstone Communities Trust. He formerly served as Trustee of Prologis Trust and director of Archstone Communities Trust, BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc., CarrAmerica Realty Corporation and Macquarie Capital Partners, LLC. He served as Interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from 1999 until 2001. While he was with Security Capital Group, Security Capital Group had controlling interests in 18 public and private real estate operating companies, eight of which were listed on the NYSE. Prior to joining Security Capital, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Before Trammell Crow, Mr. Blankenship was the chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company.

8         Regency Centers Corporation 2018 Proxy Statement

Deirdre J. Evens Age: 54 Nominee	Board Committees ◾ Audit ◾ Compensation	Other public company boards ◾ None
Principal occupation or employment ◾ Chief of Operations of Iron Mountain Incorporated

Ms. Evens, a graduate of Cornell University, currently serves as Chief of Operations of Iron Mountain Incorporated and served as its Chief People Officer and Executive Vice President from July 2015 to January 2018. Prior to her service with Iron Mountain, Ms. Evens served as an Executive Vice President of Human Resources at Clean Harbors, Inc. from 2011 to July 2015, overseeing all aspects of human resources and employee development for a global workforce of more than 13,000 employees. From 2007 to 2011, Ms. Evens served as Executive Vice President of Corporate Sales & Marketing for Clean Harbors. Prior to her service with Clean Harbors, Ms. Evens served as Senior Vice President, Member Insight at BJ’s Wholesale Club from 2006 to 2007 and held a series of positions of increasing responsibility at Polaroid Corporation from 1986 to 2006, including her role as Senior Vice President of Strategy. She has a strong background in corporate strategy, addressing technological change, marketing and human resources.

Mary Lou Fiala Age: 66 Director Since: 1997	Board Committees ◾ Investment ◾ Nominating and Corporate Governance	Other public company boards ◾ GGP Inc.

Principal occupation or employment

◾ Former Chief Operating Officer of Regency Centers, from January 1999 to December 2009, President from January 1999 to February 2009, and Vice Chairman until December 2009.

Ms. Fiala, a graduate of Miami University, currently serves as a director of GGP Inc. (formerly General Growth Properties, Inc.). Ms. Fiala formerly served as the Co-Chairman of LOFT Unlimited, a personal financial and business consulting firm, non-executive chair of Build-A-Bear Workshop, Inc. and as a director of Flat Out Crazy, Inc., a privately held restaurant chain. Prior to joining us, she held a series of executive positions with Security Capital U.S. Realty Strategic Group and Macy’s East/Federated Department Stores. Ms. Fiala has extensive knowledge of our Company from her service both as an officer and as a director. She has significant experience in and knowledge of the retail industry which provides us with great insight into our tenants. She is a former chairman, and current member, of the board of trustees of the ICSC. She has strong skills in operations management, organizational management, marketing and human resources.

Regency Centers  Corporation 2018 Proxy Statement        9

Peter D. Linneman Age: 67 Director Since: 2017	Board Committees ◾ Audit ◾ Nominating and Corporate Governance	Other public company boards ◾ AG Mortgage Investment Trust, Inc. ◾ Paramount Group, Inc. ◾ Equity Commonwealth
Principal occupation or employment ◾ Principal of Linneman Associates, a real estate advisory firm, and American Land Funds, a private equity firm.

Dr. Linneman holds both an M.A. and a doctorate degree in economics from the University of Chicago. He served on the board of Equity One, Inc. from 2000 until its merger with us in 2017. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate. He serves as an independent director of AG Mortgage Investment Trust, Inc., Paramount Group, Inc., and Equity Commonwealth. Dr. Linneman served as director of Bedford Property Investors, Inc., Atrium European Real Estate Ltd. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. He was also chairman of Rockefeller Center Properties. Dr. Linneman has many years of experience in financial and business advisory services and investment activity. He also has experience as a member of numerous public and private boards, including many real estate companies.

David P. O’Connor Age: 53 Director Since: 2011	Board Committees ◾ Compensation ◾ Nominating and Corporate Governance	Other public company boards ◾ Paramount Group, Inc. ◾ Prologis, Inc.
Principal occupation or employment ◾ Managing partner of High Rise Capital Partners, LLC and Non-Executive Co-Chairman of HighBrook Investment Management, LP, a real estate private equity firm.

Mr. O’Connor, a graduate of the Carroll School of Management at Boston College, holds an M.S. degree in Real Estate from New York University. Mr. O’Connor is an experienced and successful real estate securities investor as well as hedge fund manager. He was the co-founder and Senior Managing Partner of High Rise Capital Management, L.P., a real estate securities hedge fund manager which managed several funds from 2001 to 2011. From 1994 to 2000, he was Principal, Co-Portfolio Manager and Investment Committee Member of European Investors, Inc., a large dedicated REIT investor. He has extensive knowledge and experience in real estate securities and capital markets. He serves on the Board of Trustees of Boston College, the investment committees of endowments for Boston College and Columbia University (Teacher’s College) and serves on the executive committee of the Zell/Lurie Real Estate Center at the University of Pennsylvania’s Wharton School. Mr. O’Connor also serves as a national trustee of PGA REACH, the charitable foundation of the PGA of America. He is a frequent speaker at REIT investment forums and conferences and has served as an Adjunct Instructor of Real Estate at New York University.

10         Regency Centers Corporation 2018 Proxy Statement

Lisa Palmer Age: 50 Nominee	Board Committees ◾ Investment	Other public company boards ◾ ESH Hospitality, Inc.

Principal occupation or employment

◾ Our President since January 1, 2016 and Chief Financial Officer since January 2013. From 2013 to 2015, she was our Executive Vice President and Chief Financial Officer, and prior to that, served as Senior Vice President of Capital Markets from 2003 until 2013. She served as Senior Manager of Investment Services in 1996 and assumed the role of Vice President of Capital Markets in 1999.

Ms. Palmer, a graduate of the University of Virginia, holds an M.B.A. from the Wharton School of the University of Pennsylvania. Ms. Palmer has been with the Company for over 20 years and as a result has extensive knowledge of the shopping center and real estate industries and the Company. Prior to joining Regency, Ms. Palmer worked as a consultant with Accenture, formerly Andersen Consulting Strategic Services, and as a financial analyst for General Electric. She has extensive experience in finance and capital markets, operations, public board strategy and governance. She is a director and chairperson of the nominating and governance committee of ESH Hospitality, Inc., an owner/operator of hotels and the subsidiary of Extended Stay America, Inc., and Brooks Health System, a private healthcare organization. She is also on the board of trustees for the United Way of Northeast Florida, an advisory board member for the Florida Institute of CFOs, a member of ULI, and a member of the ICSC.

John C. Schweitzer Age: 73 Director Since: 1999	Board Committees ◾ Compensation ◾ Nominating and Corporate Governance	Other public company boards ◾ Stratus Properties, Inc.

Principal occupation or employment

◾ President of Westgate Corporation, which holds investments in real estate and venture capital operations. He previously served as a member of Pacific Retail Trust’s board of trustees before its merger into Regency in 1999.

◾ Mr. Schweitzer serves as our lead director.

Mr. Schweitzer, a graduate of the University of Missouri, holds an M.B.A. from the University of Missouri. He serves on the board of Stratus Properties, Inc., a Texas real estate development company. Mr. Schweitzer previously served as a director or officer of a number of public companies and financial institutions, including Archstone-Smith Trust, J.P. Morgan Chase Bank of Texas-Austin, Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products. Mr. Schweitzer has served on the boards of numerous public companies, many of which are real estate companies. He has a strong background in business and finance with extensive experience in public company strategies, executive compensation and human resource issues.

Regency Centers  Corporation 2018 Proxy Statement        11

Thomas G. Wattles Age: 66 Director Since: 2001	Board Committees ◾ Audit ◾ Investment	Other public company boards ◾ Columbia Property Trust
Principal occupation or employment ◾ Chairman Emeritus of DCT Industrial Trust, a publicly held industrial property REIT.

Mr. Wattles, a graduate of Stanford University, holds an M.B.A. from the Stanford Graduate School of Business. Mr. Wattles has extensive experience in the REIT industry, including cross-border experience. Mr. Wattles is also a director of Columbia Property Trust, a publicly held office REIT. Mr. Wattles was a principal of both Black Creek Group and Dividend Capital Group LLC, each a real estate investment management firm, from 2003 to 2008. He served as Chief Investment Officer of Security Capital Group from 1997 to 2002. Mr. Wattles was Managing Director, then Co-Chairman and Chief Investment Officer of ProLogis, Inc. from 1992 to 1997. Mr. Wattles has previously served as a director of Prologis, Inc., Interpark Holdings Incorporated and Security Capital European Realty. At Security Capital Group, he oversaw capital deployment and investments in multiple public and private operating platforms with focus on retail, industrial, parking, manufactured housing and European office sectors. While Mr. Wattles was with Security Capital Group, Security Capital Group had controlling interests in 18 public and private real estate operating companies, eight of which were listed on the NYSE. He is an expert in real estate development, acquisitions, finance and operations. He has significant knowledge of capital allocation, strategic planning and accounting.

12         Regency Centers Corporation 2018 Proxy Statement

Independent Directors

Our board of directors has determined that Joseph F. Azrack, Bryce Blair, C. Ronald Blankenship, Mary Lou Fiala, Peter D. Linneman, David P. O’Connor, John C. Schweitzer and Thomas G. Wattles, are “independent” as defined by applicable New York Stock Exchange listing standards and that Deirdre J. Evens will also be independent upon her election.

The board annually reviews all commercial and charitable relationships of directors and determines whether directors meet these categorical independence tests. In making its determination with respect to independence for the directors identified above as independent, the board does not consider any transactions, relationships or arrangements involving these directors that are not disclosed in this proxy statement.

Board Succession Plan

Believing strongly that the quality, dedication and chemistry of the board are key factors in the Company’s success, the board adopted a Board Succession Plan in 2014, establishing a measured plan for board refreshment over a period of years. The board believes that a well-conceived succession plan will help maintain these vital characteristics in the future. The plan is periodically re-evaluated and was most recently amended in 2017. Among the goals of the amended Plan are the reduction of the average director tenure and increased diversity, including diversity in gender, ethnicity and experience.

In the four years since the adoption of the board succession plan, four long-term independent directors have retired from our board pursuant to the process set forth in the Plan, including Mr. Bank, who will retire from our board in 2018. In those years, the average tenure has decreased from 14 years to approximately 10 years. If Ms. Palmer and Ms. Evens are elected, our board will have eleven (11) directors after the annual meeting of shareholders in 2018, five of whom will have joined since 2014.

If elected, the newest directors will increase the number of our female directors from one to three.

In our refreshment process, we consider potential candidates from a variety of sources. From time to time, and most recently in 2016 and 2017, we have used an executive search firm to assist us in our goal to increase gender diversity on our board, as well as diversity in experience, skills and perspective. Through these and other means, the board has continued to refresh the board by adding directors who will bring a sufficient range of different perspectives to bear, generate appropriate challenge and discussion, and fulfill its oversight responsibilities to foster significant value creation for our shareholders. We believe that, in alignment with our plan, our board reflects a balanced set of more experienced board members and less tenured directors who bring fresh perspectives.

Procedures for Nomination of Directors

The nominating and corporate governance committee assists the board in establishing criteria and qualifications for potential board members. The committee identifies individuals who meet such criteria and qualifications to become board members and recommends to the board such individuals as nominees for election to the board of directors at the next annual meeting of shareholders.

The nominating and corporate governance committee works with the board of directors to determine the appropriate characteristics, skills and experiences for both individual directors and the board as a whole. The objective is to have a board with diverse backgrounds and experience in relevant areas for the benefit of the Company. Characteristics expected of all directors include independence, integrity, sound business judgment and willingness to represent the long-term interests of all shareholders. In evaluating the suitability of individuals as board members, the committee takes into account many factors but does not have a policy that focuses on any one factor. The factors considered by the committee include: familiarity with our industry; understanding of finance and capital markets; knowledge of the retail industry; expertise in business operations and developing and executing strategies; marketing; disciplines relevant to publicly traded companies; diversity; educational and professional background; and personal accomplishments. In addition, the committee will look for skills and experience that will complement and enhance the board’s existing make-up including length of anticipated or possible service to assist with board succession and transitions. The committee evaluates each individual in the context of the board as a whole, to recommend a group that can best perpetuate the success of our business.

When vacancies develop, the nominating and corporate governance committee solicits input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the committee deems it appropriate, it engages a third-party search firm. The committee evaluates potential candidates based on their biographical information and qualifications and also arranges personal interviews of qualified candidates by one or more committee members, other board members and senior management.

Directors may not stand for re-election after reaching age 75, unless the board elects to waive the mandatory retirement age.

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Shareholder Recommendations for Potential Director Nominees

The nominating and corporate governance committee will consider written recommendations from shareholders for potential nominees for director for election in 2019. The names of suggested nominees, together with the information set forth below, should be submitted for consideration to our Corporate Secretary, at our address set forth on page 41 of this proxy statement, no later than November 12, 2018. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.”

To be a valid submission for recommendation to the nominating and corporate governance committee for a potential nominee, the form of recommendation must set forth:

◾	Biographical information about the candidate and a statement about his or her qualifications;
◾	Any other information required to be disclosed about the candidate under the SEC’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and
◾	The names and addresses of the shareholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

Proxy Access

Our bylaws provide proxy access for shareholders, pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

◾	have owned shares of common stock equal to at least 3% of the aggregate of our issued and outstanding shares of common stock continuously for at least three years;
◾	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholders do not presently have such intent; and
◾	provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of shareholders (with adjustments if the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office. Such number will be reduced by the number of individuals that the board of directors nominates for re-election who were previously elected based upon a nomination pursuant to proxy access or other shareholder nomination or proposal.

Proxy access is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Meeting of Board of Directors

Our board held four regular meetings and two special meetings during 2017. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2017.

Our independent directors meet quarterly in conjunction with the regular board meetings. The independent directors have elected John C. Schweitzer as lead director. As lead director, Mr. Schweitzer presides at the independent directors’ meetings. See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Schweitzer or any of the other independent directors.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting. All of our directors attended the 2017 annual meeting.

Our board of directors has established five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, an investment committee and an executive committee, which are described below. Members of these committees are elected annually by our board of directors. The charter of each committee is available on our website at www.regencycenters.com or in printed form by contacting Barbara C. Johnston, Senior Vice President, Secretary and General Counsel at (904) 598-7000.

Board Leadership Structure

Our board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the

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non-employee directors or should be an employee. Our board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The board believes that its current leadership structure, with Mr. Stein serving as both chief executive officer and board chairman, is appropriate given Mr. Stein’s past experience serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman, and our strong corporate governance structure. Pursuant to our governance guidelines, whenever the chairman is an employee of the Company, the board elects a lead director from its independent directors. The lead director is currently Mr. Schweitzer. The chairman and chief executive officer consults periodically with the lead director on board matters, board agendas and on issues facing the Company. In addition, the lead director serves as the principal liaison between the chairman of the board and the independent directors, presides at the executive session of non-management directors at each regularly scheduled board meeting, leads the board’s annual evaluation of the chairman and chief executive officer and performs such other duties as may be assigned by the board.

Standing Committees

Audit Committee. The audit committee presently is comprised of Thomas G. Wattles (Chairman), Raymond L. Bank, C. Ronald Blankenship and Peter D. Linneman. No member of the audit committee serves on the audit committees of more than three public companies. The audit committee met eight times during 2017. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. See “Audit Committee Report” for a description of the audit committee’s responsibilities.

Our board of directors has determined that Messrs. Bank, Blankenship, Linneman and Wattles are independent as defined under the applicable New York Stock Exchange listing standards and the requirements for audit committee independence under Rule 10A-3 promulgated under the Securities Exchange Act of 1394, as amended, and meet the financial literacy requirements of the New York Stock Exchange. Our board of directors also has determined that Messrs. Blankenship, Linneman and Wattles are audit committee financial experts as defined by the rules of the Securities and Exchange Commission.

Compensation Committee. The compensation committee presently is comprised of John C. Schweitzer (Chairman), Joseph F. Azrack, C. Ronald Blankenship and David P. O’Connor, all of whom are independent as defined under the applicable listing standards of the New York Stock Exchange. The compensation committee held three meetings in 2017. The duties of the compensation committee include:

◾	establishing compensation plans and compensation policy;
◾	approving compensation arrangements for senior management, including annual incentive and long-term compensation;
◾	reviewing leadership development and succession planning; and
◾	making grants under our Long Term Omnibus Plan.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee presently is comprised of Bryce Blair (Chairman), Raymond L. Bank, David P. O’Connor, Mary Lou Fiala and John C. Schweitzer, met four times during 2017. All members of the nominating and corporate governance committee are independent as defined under the applicable listing standards of the New York Stock Exchange. The duties of the nominating and corporate governance committee include:

◾	assisting our board in establishing criteria and qualifications for potential board members;
◾	identifying high quality individuals who have the core competencies, characteristics and experience to become members of our board and recommending to the board the director nominees for the next annual meeting of shareholders;
◾	establishing corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, and recommending to the board the corporate governance guidelines applicable to us;
◾	leading the board in its annual review of the board’s performance and establishing appropriate programs for director development and education; and
◾	recommending nominees for each committee of the board.

Investment Committee. The investment committee presently is comprised of C. Ronald Blankenship (Chairman), Bryce Blair, Mary Lou Fiala, Martin E. Stein, Jr., and Thomas G. Wattles. The investment committee met eight times during 2017. The duties of the investment committee include:

◾	reviewing and approving our capital allocation strategy;
◾	approving investments and dispositions exceeding certain thresholds; and
◾	reviewing our investment and disposition programs and the performance of in-process developments.

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Executive Committee. The executive committee is constituted as needed and shall include Martin E. Stein, Jr. (Chairman) and any two other directors who qualify as independent, as defined by the listing standards of the New York Stock Exchange, and who are available to meet when committee action is required. If Mr. Stein is unavailable, the lead director would serve in his place. The executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The executive committee may not perform functions reserved under Florida law or the rules of the New York Stock Exchange for the full board of directors and, in addition, may not declare dividends. There were no meetings of the executive committee during 2017.

Code of Ethics

Our board of directors has long maintained corporate governance guidelines, including a code of business conduct and ethics for our directors, officers and employees. The corporate governance guidelines and code of conduct are posted on our website at www.regencycenters.com.

Limits on Board Service

Our board of directors is aware of the concept of “overboarding” which refers to a director serving on an excessive number of boards. Such excessive commitments can lead to a director being unable to appropriately fulfill his or her duties. Our corporate governance guidelines have long limited the number of boards on which our directors and officers can serve. Our corporate governance guidelines further provide that no more than two active Regency executives may serve on our board at any time. Our current guidelines provide the following limitations:

Position	Maximum Number of Public Company Boards*
Independent director holding full-time executive position with another company	2
Independent director who is not a full-time executive	4
Regency CEO, President and CFO	2
Other Regency officers	1

* The number of public company boards includes Regency’s board of directors.

Risk Oversight

Our board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board as disclosed in the descriptions of each of the committees herein and in the charters of each of the committees, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. In 2017, the Company formed a cyber risk committee comprised of key members of management and other employees that is focused on managing our cyber risks. This committee reports quarterly to our audit committee.

Risk Consideration in our Compensation Program

The board believes that our compensation policies and practices for our employees are reasonable and properly align our employees’ interests with those of our shareholders. The board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers have their annual and long term incentive compensation tied to financial metrics as well as total shareholder return as compared to a peer group encourages actions that focus on profitable business for the benefit of shareholders. Our stock ownership policy and our policy prohibiting stock hedging transactions further align the interest of our senior officers with the long term interests of our shareholders. In addition, there are significant checks in place within our compensation structure so that employees whose compensation may have a shorter term focus are managed by employees and officers whose compensation has a longer term focus.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of the compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

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Compensation of Directors

During 2017, we paid our non-employee directors an annual cash retainer of $60,000. Members of the audit committee and the investment committee received annual retainers of $15,000. Members of the nominating and corporate governance committee and the compensation committee received annual retainers of $10,000. The annual retainer for our lead director was $27,000. The chairpersons of the audit committee and the investment committee received annual retainers of $20,000. The chairpersons of the nominating and corporate governance committee and the compensation committee received annual retainers of $12,000.

We pay directors’ fees quarterly, in cash or, at the election of the director, shares of common stock issued under our Omnibus Incentive Plan and valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may defer their fees, at their election, under our non-qualified deferred compensation plan.

Non-employee directors also receive stock rights awards of 2,000 shares each immediately following the annual meeting of shareholders. Stock rights granted prior to 2018 vest 25% on each of the first four anniversary dates of the grant. Stock rights granted in 2018 or later vest 100% on the first anniversary date of grant.

DIRECTOR COMPENSATION FOR 2017

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Joseph F. Azrack	$58,333	$128,140	$186,473
Raymond L. Bank	$85,000	$128,140	$213,140
Bryce Blair	$85,750	$128,140	$213,890
C. Ronald Blankenship	$115,000	$128,140	$243,140
J. Dix Druce, Jr.(3)	$36,667	—	$36,667
Mary Lou Fiala	$85,000	$128,140	$213,140
Chaim Katzman	$62,500	$128,140	$190,640
Peter D. Linneman	$62,500	$128,140	$190,640
David P. O’Connor	$81,250	$128,140	$209,390
John C. Schweitzer	$119,000	$128,140	$247,140
Thomas G. Wattles	$110,000	$128,140	$238,140

(1)	The following directors elected to receive certain of their directors’ fees in the form of shares of our common stock in lieu of cash:

Director	Number of Shares Issued in Lieu of Directors’ Fees
Joseph F. Azrack	899
C. Ronald Blankenship	1,760
Peter D. Linneman	963

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 which was $64.07 per share on April 27, 2017 for all directors.

(3)	Mr. Druce served as director until our annual shareholders meeting on April 27, 2017.

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Proposal Two: Advisory Vote on Executive Compensation

We design our executive officer compensation programs to attract, motivate, and retain executives who are capable of achieving our key strategic goals. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives. Pay that reflects performance and alignment of that pay with the interests of long-term shareholders are key principles that underlie our compensation program design. We encourage you to closely review our “Compensation Discussion and Analysis” and “Executive Compensation” sections.

The compensation committee continues to refine our executive compensation practices and policies consistent with evolving governance practices. We believe that the compensation actually received by our executives reflects our goal to align the interests of management with shareholders. We believe the following items reflect our commitment to pay for performance and to maintain a strong executive compensation governance framework.

◾	We have endeavored to align base salaries and target total direct compensation moderately below, at or moderately above the market median.
◾	Our annual bonus plan is entirely based on corporate or regional financial results.
◾	Our annual long-term incentive award for our named executive officers is largely based upon our total shareholder return relative to the FTSE NAREIT U.S. Shopping Center Index.
◾	Our executives have severance agreements but not employment agreements. These agreements do not provide tax gross-ups and do not have single triggers in the event of a change of control, other than in the limited instance in which our stock is no longer publicly-traded following a change of control, in which case equity awards become vested and converted to a cash payment.
◾	We do not offer pension plans for our executive officers or our other employees.
◾	We have a stock ownership policy that requires our executive officers to own a significant multiple of their base salary and to retain a percentage of the shares subsequently awarded to them.
◾	We prohibit our officers and directors from engaging in hedging transactions or arrangements designed to lock in the value of their Company securities.
◾	We prohibit our officers and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
◾	We have an expansive clawback/recoupment policy for current and former executive officers.

In accordance with SEC rules, you are being asked to approve an advisory resolution on the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2017 compensation program and policies for our named executive officers. Although this advisory vote is non-binding, our board and compensation committee will review the voting results. To the extent there is any significant negative say-on-pay vote, the board and compensation committee would consider constructive feedback in making future decisions about executive compensation programs.

Our board recommends a vote “for” approval of the following resolution:

RESOLVED, that the holders of common stock of Regency Centers Corporation approve, on an advisory basis, the 2017 compensation of the Company’s named executive officers as described in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

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Compensation Discussion and Analysis

Except as otherwise specified, the following compensation discussion and analysis focuses on our CEO and the other executive officers named in our Summary Compensation Table. We refer to these individuals as our “named executive officers” or “NEOs.”

Executive Summary

The compensation committee of our board of directors is focused on executive compensation being appropriate in amount and form. The compensation committee strives to align the interests of our executive team with the interests of our shareholders by providing incentives based upon the achievement of performance levels in relation to our strategic goals. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. The compensation committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2017 annual meeting of shareholders, more than 98% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation.

Our operational and financial performance in 2016 that was considered by our board of directors and compensation committee in determining targeted executive compensation for 2017 included:

◾	Net Income

Net income increased to $143.9 million or $1.42 per share, an increase of 4.4% per share from 2015.

◾	Relative Total Shareholder Return

Over the three-year period ending in 2016, our total shareholder return was 63% versus 41% for the FTSE NAREIT U.S. Shopping Center Index (2200 basis points of outperformance).

◾	Core FFO Growth

We experienced 8.2% growth in Core FFO per share, our third consecutive year of 7%+ growth.

◾	Same Property NOI Growth

We experienced 3.5% growth in Same Property NOI without termination fees after exceeding 4.0% for the four consecutive prior years.

◾	Developments and Redevelopments

We had $218 million in project starts in 2016 (before partner participation) and had $174 million in project completions in 2016.

◾	Acquisitions and Dispositions

We had $352 million in property acquisitions and $169 million in property dispositions.

◾	Balance Sheet Management

We improved our debt to EBITDA ratio to 4.4x. We increased our fixed charge coverage to 3.3x.

In view of our financial performance in 2016 as well as other business accomplishments and peer benchmarking, the compensation committee of our board of directors increased targeted total direct compensation for our NEOs by approximately 5.2% for 2017. Our continued operational and financial progress in 2017 resulted in the Company achieving a number of performance highlights in 2017 as well as the successful integration of Equity One, Inc.

◾	Net Income

Net income increased to $159.9 million or $1.00 per share.

◾	Relative Total Shareholder Return

Over the three-year period ending in 2017, our total shareholder return was 19% versus -4% for the FTSE NAREIT U.S. Shopping Center Index (2300 basis points of outperformance).

◾	Core FFO Growth

We experienced 9.7% growth in adjusted Core FFO per share.

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◾	Same Property NOI Growth

We experienced 3.6% growth in Same Property NOI without termination fees.

◾	Developments and Redevelopments

We had $232 million in project starts in 2017 (before partner participation) and had $132 million in project completions in 2017.

◾	Acquisitions and Dispositions

We had $150 million in property acquisitions and $120 million in property dispositions.

◾	Balance Sheet Management

Our debt to EBITDA ratio was 5.4x. We increased our fixed charge coverage to 4.1x.

◾	Efficiency

We reduced our G&A/revenues under management to 5.0% from 6.6%.

◾	Successfully integrated merger with Equity One, Inc.

Please see Appendix A for definition of the above terms and a reconciliation of the above metrics to results reported in accordance with generally accepted accounting principles.

Compensation Program Objectives and Overview

Our compensation program is designed to attract, motivate, and retain executives who are capable of achieving our key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives, and long-term equity compensation with an emphasis on the role of incentives in contributing to total compensation. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives.

Oversight of Compensation

The compensation committee of our board of directors is responsible for implementing our executive pay philosophy, evaluating compensation against the market, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals, and compensation earned under incentive plans. The committee is comprised entirely of independent directors as defined by the New York Stock Exchange.

The committee evaluates the performance of the CEO and determines his compensation based on this evaluation. With respect to our other executive officers, the committee considers the CEO’s input as to performance evaluations and recommended compensation arrangements. With respect to our executive vice presidents, the committee considers the CEO’s and the president’s input as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the committee.

Management and the committee rely upon outside advisors to determine competitive pay levels, evaluate pay program design, and assess evolving technical constraints. During 2017 the committee engaged Willis Towers Watson to evaluate competitive pay practices, assist in the refinement of our incentive plans and assist in the preparation of our pay disclosures and valuation of our equity awards.

A representative from Willis Towers Watson generally attends meetings of the compensation committee, and is available to participate in executive sessions and to communicate directly with the compensation committee chair or its members outside of meetings.

The compensation committee considers all factors relevant to the consultant’s independence from management, including those identified by the NYSE. The compensation committee has determined that Willis Towers Watson has no conflict of interest and is independent.

Targeted Level of Compensation

We rely on the peer group analysis prepared by Willis Towers Watson described below as well as the compensation survey of NAREIT to evaluate pay levels for our named executive officers. The consultant to the compensation committee analyzes competitive total direct compensation at the peer REITs listed below, as disclosed in their proxy statements for prior years. We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, property focus, etc.) and make adjustments accordingly.

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The principles by which the peer group was created and maintained are that companies be in a comparable industry (i.e. REITs) and comparable in size, generally based on total market capitalization ranging from half to double our size. In 2016, the peer group was changed to reflect the Equity One, Inc. transaction increasing Regency’s size.

The peer group reviewed in 2016 for setting 2017 compensation included:

Brixmor Property Group, Inc.	The Macerich Company
DDR Corp.	Realty Income Corp.
Federal Realty Investment Trust	Retail Properties of America, Inc.
GGP, Inc.	Tanger Factory Outlet Centers Inc.
Kimco Realty Corporation	Taubman Centers Inc.
National Retail Properties, Inc.	Weingarten Realty Investors

In the fall of 2017, the composition of the peer group was changed by the compensation committee to better reflect the Company’s increased market capitalization and to include “best-in-class” REITs regardless of property focus. The revised peer group that will be used for setting 2018 compensation includes:

Boston Properties, Inc.	Kimco Realty Corporation
Brixmor Property Group, Inc.	The Macerich Company
DDR Corp.	National Retail Properties, Inc.
Essex Property Trust, Inc.	Realty Income Corp.
Federal Realty Investment Trust	Taubman Centers, Inc.
GGP, Inc.	VEREIT, Inc.
Host Hotels & Resorts, Inc.	Weingarten Realty Investors

We endeavor to set total direct compensation, which consists of base salary, annual cash incentives and the expected value of long-term incentives, for target performance levels moderately below, at or moderately above the peer median depending on company and market circumstances as well as the experience level of the individual executive. Annual increases in base salary, cash incentives, performance shares and total direct compensation will be more robust when pay is below the median and more moderate when those compensation levels are more than 10% above the median or exceed the peer 60th percentile. Compensation for top executives will be highly variable with heavy weighting toward incentive compensation rather than fixed components.

Elements of Compensation

In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2017 compensation opportunity for our named executive officers and all other executives based upon the three primary elements of compensation (base salary, annual cash incentive, and long-term incentives).

Elements of Compensation Opportunity *

Element	Average of Named Executive Officers	Average of All Other Regency Executives
Base salary	23%	56%
Annual incentives	24%	22%
Long term incentives	53%	22%

* Opportunity at target for all persons

We generally aim to align with the market in each of the three pay elements as defined in our pay-for-performance philosophy.

The elements of 2017 compensation are discussed in more detail below.

Base Salary

Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness, the roles and responsibilities of the executives, their contributions to the Company’s business, an analysis of job requirements and the executives’ prior experience and accomplishments.

Base salaries were increased in 2017. Our NEOs received base salary increases that ranged from 3.6% to 4.0%.

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Annual Cash Incentive—Overview

Regency pays an annual cash incentive based on achievement of key corporate objectives. The compensation committee continued Core FFO per share as the sole metric that annual cash incentives should be based upon in 2017 for our NEOs.

The compensation committee believes Core FFO is representative of our ability to meet our financial commitments, make distributions to shareholders on a sustainable basis and is a representative indicator of growth in our net asset value.

The portion of the 2017 annual cash incentive for our named executive officers based on achieving specified levels of Core FFO per share in 2017 is set forth in the following table. Our compensation committee considered, among other things, the impact of our merger with Equity One, Inc. in determining the Core FFO per share criteria. To encourage our NEOs to take actions that are in the long-term interests of the Company, our compensation committee may normalize the calculation of Core FFO per share to not penalize (or overly-benefit) our NEOs for taking actions that are in the best interest of our Company over the long-term but that have a negative impact on Core FFO such as the sale of assets and debt reduction. In 2017 we normalized Core FFO for incentive compensation purposes by excluding $14.4 million of non-cash revenues, or $0.08 per share, from Core FFO that were a result of purchase accounting adjustments related to the merger with Equity One. In 2017, our adjusted Core FFO per share was $3.61.

2017 Performance Criteria of Core FFO per Share for Annual Cash Incentives

2017 Core FFO per Share	Performance Level	Multiple of Target
$3.62	Exceptional	1.50
$3.55	Stretch Goal	1.25
$3.49	Target	1.00
$3.39	Low	0.50

Payouts for performance above $3.62 would be interpolated up to a maximum of 2 times target for performance up to $3.75 per share. Payouts for performance below $3.39, if any, would be made at the discretion of the compensation committee.

Annual Cash Incentive—2017 Results v. 2017 Incentive Plan Goals

Our NEOs received the following cash awards for Core FFO per share, which was $3.61 per share adjusted which translated into an award of 146% of the target award:

Name	2017 Cash Incentive Target Bonuses for 2017 Core FFO Per Share	2017 Cash Incentive Payments Based on 2017 Adjusted Core FFO Per Share
Martin E. Stein, Jr.	$1,190,000	$1,737,400
Lisa Palmer	$570,000	$832,200
James D. Thompson	$468,000	$683,280
Dan M. Chandler, III	$468,000	$683,280

Long-Term Incentives—Overview

The compensation committee strongly believes that using equity awards with multi-year performance and vesting periods for a majority of the incentive awards reinforces the alignment of the interests of executives with those of shareholders. We maintain our Omnibus Incentive Plan for the purpose of granting various types of equity awards, including stock rights awards, to provide incentives for management to increase shareholder value. In addition, the multi-year nature of the performance and vesting periods encourages executives to stay with the Company.

Our compensation committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the Omnibus Incentive Plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high

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performance expectations. The committee uses two different stock-based awards to promote stock ownership among the participants and to emphasize the importance of total shareholder return. Performance share awards are awarded subject to the achievement of select performance goals as described below. Restricted share awards are awarded subject to the participant’s ongoing employment with us.

Long-Term Incentives: Performance Shares

Performance goals are established for a multi-year performance period to tie incentive compensation to long-term results. Following the end of the period, performance versus goals is calculated and reviewed by the compensation committee, awards are determined, and the corresponding number of shares vest. Dividend equivalents are accrued during the performance period and will vest when the underlying share award vests. No shares will be earned if the minimum performance levels are not achieved.

Performance shares awarded to our named executive officers in 2015, 2016 and 2017 are set forth in the table for outstanding equity awards at fiscal year-end 2017 on page 32 in this proxy statement. Our named executive officers earned 200% of the target performance share award that was based upon total shareholder return for the 2015-2017 performance period. Our relative total shareholder return for this performance period was 19% versus -4% for the FTSE NAREIT U.S. Shopping Center Index—an out-performance of 2300 basis points. As the table below illustrates, Regency has consistently outperformed the index in recent years.

Performance Period	FTSE Shopping Center Index	Regency	% of Target Payout
2013—2015	43%	60%	185%
2014—2016	41%	63%	200%
2015—2017	-4%	19%	200%

In years prior to 2017, performance shares granted to our named executive officers were entirely based on total relative shareholder return relative to the FTSE NAREIT U.S. Shopping Center Index. We believe total shareholder return is our shareholders’ scorecard for our Company and it is a discerning measure of how the executives perform in the shopping center sector over an extended period.

For the named executive officers in 2017, we awarded performance shares tied to total relative shareholder return performance over the 2017—2019 period. Due to the merger with Equity One, Inc., we also awarded performance shares tied to achievement of net G&A expenses as a percentage of revenues under management (“merger synergies”) during 2018. We believe this is an effective way to consider the success of our merger.

The performance share goals under the 2017 plan that are set in terms of performance in relation to the FTSE NAREIT U.S. Shopping Center Index are outlined below and were articulated in terms of three-year aggregate performance. Total shareholder return considers stock price growth as well as dividends. Such performance shares will be earned after the end of 2019 and will be immediately vested.

2017-2019 Performance Criteria for Total Shareholder Return

(Relative to FTSE NAREIT U.S. Shopping Center Index)

Performance vs. Index	Three Year Performance Level	Multiple of Target
+ 20%	Exceptional	2.0
+ 10%	Stretch	1.5
0%	Target	1.0
- 10%	Low	0.5
- 20%	Threshold	0.0

Regency Centers  Corporation 2018 Proxy Statement        23

The following table shows the performance criteria for 2018 net G&A expenses/revenues under management:

Merger Synergies

Net G&A/Revenues Under Management	Multiple of Target	Performance Level
4.6%	1.50	Exceptional
4.8%	1.25	Stretch Goal
5.0%	1.00	Target
5.3%	0.50	Low

Payouts for performance better than 4.6% net G&A expenses/revenues under management would be interpolated up to a maximum of 2x target for performance up to 4.2% net G&A expenses/revenues under management. Payouts for performance below 5.3% net G&A expenses/revenues under management, if any, would be made at the discretion of the compensation committee. Performance shares for merger synergies will be earned at the end of 2018 and will vest one-third in January 2019, one-third in January 2020 and one-third in January 2021.

Long-Term Incentive: Restricted Shares / Stock Rights Awards

A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we grant are usually “time-based” and vest equally over a four-year period. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied.

In 2017, we granted restricted shares to Messrs. Chandler and Thompson in the amount of $168,000 each. The grants represented 20% of their 2017 long-term incentive target.

Long-Term Incentive: Stock Options

We currently do not use stock options as part of our compensation package. Our stock-based awards are full-value shares that vest based on goal-achievement and/or continued service. Since we grant fewer shares with these types of awards than we would have granted in the form of options, stock grants help us manage dilution that we would otherwise experience in granting options. No employees or directors hold any stock options.

Retirement: 401(k) Profit-Sharing Plan

We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, Regency sponsors a 401(k) plan pursuant to which Regency matched employee contributions at 100% up to $5,000 for 2017. In addition, the compensation committee has the right to approve additional contributions –including the discretion to make such contribution when our corporate objectives are achieved.

For 2017, the compensation committee approved a discretionary profit-sharing award totaling $2.3 million, and the pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $60,000. We review our Company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as national benchmarks.

Compensation on Termination of Employment

Each of our named executive officers has a severance and change of control agreement. We believe these agreements are important for retention purposes, as many companies we compete with offer severance compensation, particularly in connection with a change of control. Accordingly, our named executive officers have the right to receive severance compensation if they are terminated without cause or they leave for good reason while the agreement is in effect. If such termination occurs within two years after a change of control, enhanced severance compensation, including the vesting of unvested equity awards, is provided. We believe that such compensation gives our named executive officers incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.

The severance amount payable to each executive officer is a specified multiple of the sum of the officer’s annual base salary and average annual cash bonus paid during the past three years. With respect to qualifying

24         Regency Centers Corporation 2018 Proxy Statement

terminations occurring prior to a change of control, the severance multiple is 1.5 for each of Mr. Stein and Ms. Palmer, and the severance multiple is 1.0 for each of Messrs. Chandler and Thompson. With respect to qualifying terminations occurring on or after a change of control, the severance multiple is 2.0 for Messrs. Stein, Chandler and Thompson and Ms. Palmer. Mr. Stein’s severance multiple for a termination following a change of control was reduced from 3.0 to 2.0 in 2017.

In lieu of allowing executives to continue participating in our health plans during the severance period, we would pay an additional cash severance payment upon the executive’s qualifying termination in an amount equal to the COBRA premiums the executive would be required to pay to continue his or her health plan coverage during such severance period.

In the event of a termination without cause or the executive officer leaves for good reason that is not related to a change of control, the executive officer’s unvested options and stock rights awards that vest solely on the basis of time will vest on a pro-rated basis and the executive officer’s performance shares will be earned on a pro-rated basis based on the level of achievement as of such date of termination.

Our severance and change of control agreements provide for severance using a “double trigger,” i.e., severance is payable only if a change of control occurs and the officer is terminated without cause or leaves for good reason within two years after the change of control. The vesting/cash out of equity awards upon severance after a change of control is at the greater of actual performance to-date or target, except when Regency or any surviving entity cease to be a public company, in which case unvested options and stock rights awards are cashed out and performance shares are cashed out at their fair market value as of the date of the change of control with interest through the payment date. For executive officers, if their change of control compensation is subject to excise taxes for “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code, they will either pay the excise tax or have their payments capped at a level so there would be no excise tax depending upon which option provides such executive with the greatest benefit on an after-tax basis.

The agreements also provide that severance payments are subject to recoupment as required by any recoupment policy approved by our Board of Directors or required by law.

If an executive officer has delivered written notice of his or her pending retirement and a change of control should occur after such notice is given, the payments and benefits for such retiring officer are limited to the payments and benefits such retiring officer would have received through the contemplated date of retirement.

For additional information on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation—Compensation on Termination of Employment.”

Stock Ownership Policy

We have a stock ownership policy for our senior officers and outside directors to encourage them to focus on creating long-term shareholder value. The current policy sets stock ownership targets for officers as a multiple of base salary and for outside directors as a multiple of their annual retainer (exclusive of fees for committee service).

Position	Multiple of Base Salary/Retainer
Chief Executive Officer	5x
Outside Director	5x
President and Chief Financial Officer	4x
Executive Vice Presidents	3x
Managing Directors	2x
Senior Vice Presidents	1x

The targets are to be achieved by directors and executive officers over a five-year accumulation period. The stock ownership policy also requires the chief executive officer, the president and chief financial officer, our executive vice presidents, our managing directors and members of our board of directors to retain 25% of the shares they receive as direct compensation (on a pre-tax basis) after being hired, promoted or elected into such positions so long as they remain an officer or director. Stock received in lieu of cash for board fees is not subject to the retention requirement. With respect to senior vice presidents, the retention requirement only applies until the senior vice president meets his or her stock ownership target. We monitor the ownership of our officers and directors to make sure our ownership policy is followed.

Regency Centers  Corporation 2018 Proxy Statement        25

Policy on Hedging Transactions, Margin Accounts and Stock Pledges

The Company prohibits its officers and directors from engaging in hedging transactions or arrangements designed to lock in the value of their Company securities. This prevents the Company’s officers and directors from continuing to own Company securities without having the full risks and rewards of ownership.

The Company also prohibits its officers and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Recoupment/Clawback Policies

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws.

In 2017, our board adopted a more expansive clawback policy for our executive officers. If the Company issues a material accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the board may, in its sole discretion, upon evaluating the associated costs and benefits, recover any incentive compensation (i) received by any covered person (ii) during the three fiscal years immediately preceding the date of the accounting restatement issuance based on the erroneous data and (iii) that exceeds the amount that would have been paid to the covered person under the accounting restatement, calculated on a pre-tax basis. If the board determines that any covered person has committed misconduct, fraud or gross negligence, the board may, in its sole discretion upon evaluating the associated costs and benefits, recover any incentive compensation received by any covered person during the three fiscal years preceding or following the period during which the misconduct occurred, calculated on a pre-tax basis. In making such determination, the board may consider such factors as it deems appropriate, including, without limitation (A) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery, (B) the likelihood of success of enforcement under governing law versus the cost and effort involved, (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (D) any applicable fraud, intentional misconduct or gross negligence by a covered person, (E) any pending legal proceeding relating to any applicable fraud, intentional misconduct or gross negligence, and (F) any other factors deemed relevant by the board. The covered persons are any current or former executive officer who was designated by the Company as subject to Section 16 of the Securities Exchange Act of 1934.

Deductibility of Compensation

The compensation committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Because all of our employees are employed by our operating partnership and not by Regency itself, we believe we are not subject to Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by corporations to executives named at any time in their summary compensation tables to the extent it exceeds $1 million per executive. Further, since we have elected to qualify as a REIT under the Internal Revenue Code of 1986, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Internal Revenue Code for compensation paid to CEOs and certain other executive officers of public companies is not material to the design and structure of our executive compensation program.

26         Regency Centers Corporation 2018 Proxy Statement

Compensation Committee Report

For the year ended December 31, 2017, the compensation committee reviewed and discussed the compensation discussion and analysis with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the compensation discussion and analysis be included in this proxy statement.

John C. Schweitzer, Chairman

Joseph F. Azrack

C. Ronald Blankenship

David P. O’Connor

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Executive Compensation

Executive Officers

Pictured above (left to right) are Lisa Palmer, Hap Stein, Mac Chandler and Jim Thompson.

Name	Age	Position
Martin E. Stein, Jr.	65	Chairman of the Board and Chief Executive Officer
Lisa Palmer	50	President and Chief Financial Officer
James D. Thompson	62	Executive Vice President of Operations
Dan M. Chandler, III	50	Executive Vice President of Investments

For information with respect to Mr. Stein and Ms. Palmer, please see the information about the members of our board of directors on the preceding pages.

James D. Thompson has been our Executive Vice President of Operations since January 1, 2016. Prior to that time from 1993 until 2015, he served as Managing Director—East. Prior to that time, Mr. Thompson served as Executive Vice President of our predecessor real estate division from 1981. Mr. Thompson is a graduate of Auburn University.

Dan M. Chandler, III has been our Executive Vice President of Investments since January 1, 2016. From 2009 to 2015, he served as Managing Director—West. From 2007 to 2009 Mr. Chandler was a principal with Chandler Partners, a private commercial and residential real estate developer in Southern California. Mr. Chandler was a Managing Director—Northeast Investments for Regency from 2006 to 2007, Senior Vice President of Investments (So Cal / Mid-Atlantic) from 2002 to 2006, Vice President of Investments (So Cal) from 1999 to 2002 and was a Director—Project Development (So Cal) at Pacific Retail Trust (PRT) from 1997 until its merger with Regency in 1999. Mr. Chandler holds a Bachelor of Science (Urban Planning), MBA and Master of Real Estate Development (MRED) from the University of Southern California. He is also a member of ICSC and ULI, and serves on ULI’s Small-Scale Development Council (Gold).

28         Regency Centers Corporation 2018 Proxy Statement

Summary Compensation Table for 2017

The following table summarizes the compensation of our chief executive officer, our president and chief financial officer and our two other executive officers for 2017. The amounts reported for stock awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Regency’s performance, stock price and continued employment. Please see the 2017 Total Earned Compensation Table for the total compensation realized by each named executive officer.

Name and Principal Position	Year	Salary		Stock Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation(2)		Total
Martin E. Stein, Jr. Chairman and Chief Executive Officer	2017 2016 2015	$ $ $	850,000 820,000 790,000	$ $ $	2,975,155 2,870,000 2,942,642	$ $ $	1,737,400 1,431,900 1,544,250	$ $ $	29,216 19,583 19,175	$ $ $	5,591,771 5,141,483 5,296,067
Lisa Palmer President and Chief Financial Officer	2017 2016 2015	$ $ $	570,000 550,000 455,000	$ $ $	1,500,013 1,482,000 776,862	$ $ $	832,200 709,500 659,750	$ $ $	13,248 12,545 12,137	$ $ $	2,915,461 2,754,045 1,903,749
James D. Thompson Executive Vice President of Operations	2017 2016 2015	$ $ $	468,000 450,000 395,000	$ $ $	910,127 878,000 520,839	$ $ $	683,280 580,500 980,061	$ $ $	20,286 19,583 19,175	$ $ $	2,081,693 1,928,083 1,915,075
Dan M. Chandler, III Executive Vice President of Investments	2017 2016 2015	$ $ $	468,000 450,000 395,000	$ $ $	910,127 878,000 552,839	$ $ $	683,280 580,500 871,835	$ $ $	14,352 12,545 12,137	$ $ $	2,075,759 1,921,045 1,831,811

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance-based and market-based performance share awards. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index.

2017 Stock Awards. The goals for performance awards granted in 2017 based upon total shareholder return are entirely market-based.

The awards issued on January 30, 2017 assumed (a) stock price volatility of 18.0% for Regency and 16.1% for the index, (b) risk-free interest rates of 1.48%, (c) Regency’s beta versus the index of 1.038, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued on January 30, 2017 were valued using the Monte Carlo model at $78.54 per share.

The goals for performance awards granted in 2017 based upon merger synergies are not market-based. These awards were valued at target level of performance. The maximum value of performance awards based upon merger synergies are $1,190,000 for Mr. Stein, $600,000 for Ms. Palmer and $336,000 for each of Messrs. Chandler and Thompson.

The 2017 stock awards also include the grant date fair value of restricted stock awards to Messrs. Chandler and Thompson.

2016 Stock Awards. The goals for performance awards granted in 2016 are entirely market-based.

The awards issued on February 1, 2016 assumed (a) stock price volatility of 18.4% for Regency and 15.9% for the index, (b) risk-free interest rates of 1.01%, (c) Regency’s beta versus the index of 1.087, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued on February 1, 2016 were valued using the Monte Carlo model at $90.73 per share.

The awards issued on February 18, 2016 assumed (a) stock price volatility of 18.5% for Regency and 16.1% for the index, (b) risk-free interest rates of 0.88%, (c) Regency’s beta versus the index of 1.074, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued on February 18, 2016 were valued using the Monte Carlo model at $86.66 per share.

The 2016 Stock Awards also includes the grant date fair value of restricted stock awards to Ms. Palmer and Messrs. Chandler and Thompson.

2015 Stock Awards. The goals for performance awards granted in 2015 are entirely market-based for Mr. Stein and Ms. Palmer. The 2015 awards assumed (a) stock price volatility of 17.1% for Regency and

Regency Centers  Corporation 2018 Proxy Statement        29

14.0% for the index, (b) risk-free interest rates of 0.78%, (c) Regency’s beta versus the index of 1.11, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued in 2015 were valued using the Monte Carlo model at $72.89 per share. Totals for Messrs. Thompson and Chandler includes amounts recognized for financial reporting purposes in 2015 in accordance with FASB ASC Topic 718 for performance awards that are likely to be earned based on Regional NOI Growth during 2015. We consider the likelihood of meeting performance criteria based upon management’s estimates at the beginning of the performance period.

(2)	The amounts in this column for 2017 consist of the following for each executive: (a) a $10,178 contribution to our 401(k) and profit sharing plan, and (b) a $1,000 holiday bonus. We paid life insurance premiums of $17,526 for Mr. Stein, $9,108 for Mr. Thompson, $3,174 for Mr. Chandler and $2,070 for Ms. Palmer. Mr. Stein also had taxable income of $512 related to use of our Company’s NetJet.

Pay Ratio

We have estimated the ratio between our chief executive officer’s total compensation and the median annual total compensation of all employees (except the chief executive officer). In searching for the median employee we considered taxable compensation totals in 2017. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2017, then we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our chief executive officer had annual total compensation of $5,591,771 and our Median Employee had annual total compensation of $94,802. Therefore, we estimate that our chief executive officer’s annual total compensation is 59 times that of the median of the annual total compensation of all of our employees.

2017 Total Earned Compensation Table

To supplement the SEC-required disclosure in the Summary Compensation table set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each named executive officer in each of the years shown in comparison to Total Compensation as reported in the Summary Compensation table. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation table, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year.

Name and Principal Position	Year	Total Earned Compensation(1)		Total Compensation from Summary Compensation Table
Martin E. Stein, Jr. Chairman and Chief Executive Officer	2017 2016 2015	$ $ $	7,945,151 9,818,732 8,934,193	$ $ $	5,591,771 5,141,483 5,296,067
Lisa Palmer President and Chief Financial Officer	2017 2016 2015	$ $ $	2,876,887 3,581,237 3,101,133	$ $ $	2,915,461 2,754,045 1,903,749
James D. Thompson Executive Vice President of Operations	2017 2016 2015	$ $ $	1,817,190 2,070,558 2,484,430	$ $ $	2,081,693 1,928,083 1,915,075
Dan M. Chandler, III Executive Vice President of Investments	2017 2016 2015	$ $ $	1,805,840 2,022,301 2,283,518	$ $ $	2,075,759 1,921,045 1,831,811

(1)	Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the Summary Compensation table. Total Earned Compensation is not a substitute for Total Compensation. Total Earned Compensation represents: (1) Total Compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation table) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total Compensation under the SEC rules, see the narrative and notes accompanying the Summary Compensation table set forth on page 29.

30         Regency Centers Corporation 2018 Proxy Statement

Grants of Plan-Based Awards

Cash incentive awards under our 2017 incentive plan were based on adjusted Core FFO per share during the year ended December 31, 2017. Cash incentive awards based on adjusted Core FFO per share were earned at 1.46 times the target level under the 2017 incentive plan.

Equity awards that may be earned under our 2017 incentive plan are issuable under our Long Term Omnibus Plan. Our 2017 incentive plan provides for the issuance to our named executive officers of performance share awards that are based on specified thresholds for total relative shareholder return during 2017 through 2019 and merger synergies achieved by the end of 2018.

Each performance share award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No performance shares will be earned if the minimum performance levels are not achieved. Earned awards will vest, if at all, at the end of the performance period and be paid in shares. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually.

The following table sets forth information about plan-based awards granted to our named executive officers during 2017, all of which were made under our 2017 incentive plan. Threshold amounts reflect the minimum amounts that we expect to be earned by our NEOs.

GRANTS OF PLAN BASED AWARDS DURING 2017

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date of Equity Incentive Plan Awards		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other stock Awards: # of Shares of Stock	Grant Date Fair Value of Stock and Option Awards
Martin E. Stein. Jr.	1/30/17	(1)	$595,000	$1,190,000	$2,380,000	—	—	—	—	—
	1/30/17	(2)	—	—	—	15,153	30,305	60,610	—	$2,380,155	(3)
	1/30/17	(4)				4,315	8,629	17,258		$595,000	(5)
Lisa Palmer	1/30/17	(1)	$285,000	$570,000	$1,140,000	—	—	—	—	—
	1/30/17	(2)	—	—	—	7,640	15,279	30,558	—	$1,200,013	(3)
	1/30/17	(4)	—	—	—	2,176	4,351	8,702	—	$300,000	(5)
James D. Thompson	1/30/17	(1)	$234,000	$468,000	$936,000	—	—	—	—	—
	1/30/17	(2)	—	—	—	3,655	7,310	14,620	—	$574,127	(3)
	1/30/17	(4)	—	—	—	1,219	2,437	4,874	—	$168,000	(5)
	1/30/17	(6)	—	—	—	—	—	—	2,437	$168,000	(6)
Dan M. Chandler, III	1/30/17	(1)	$234,000	$468,000	$936,000	—	—	—	—	—
	1/30/17	(2)	—	—	—	3,655	7,310	14,620	—	$574,127	(3)
	1/30/17	(4)	—	—	—	1,219	2,437	4,874	—	$168,000	(5)
	1/30/17	(6)	—	—	—	—	—	—	2,437	$168,000	(6)

(1)	The amount shown represents the range of possible cash incentive awards that could have been earned under our 2017 incentive plan for our Core FFO per share performance in 2017.
(2)	The amounts shown represent the range of stock awards that may be earned under our 2017 incentive plan for performance during 2017 through 2019 for total shareholder return. The amounts are based upon the actual grant price of $68.95. Any earned award, together with dividend equivalents on the earned awards, will vest on January 30, 2020 and be paid in shares. For additional information, see “Compensation Discussion and Analysis.”
(3)	We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The January 30, 2017 awards assumed (a) stock price volatility of 18.0% for Regency and 16.0% for the index, (b) risk-free interest rates of 1.48%, (c) Regency’s beta versus the index of 1.038, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued on January 30, 2017 were valued using the Monte Carlo model at $78.54 per share.
(4)	The amounts shown represent the range of stock awards that may be earned under our 2017 incentive plan for performance ending 2018 for net G&A as a percentage of revenues under management (“merger synergies”). The amounts are based upon the actual grant price of $68.95. Any earned award, together with divided equivalents on the earned awards, will vest 33 1/3% on January 30, 2019, January 30, 2020 and January 30, 2021.
(5)	The goals for certain performance awards granted in 2017 for merger synergies are not market based. The grant value represents the target performance level.
(6)	The amounts shown are for a restricted stock grant. The restricted stock vests 25% per year over four years beginning in 2018.

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Outstanding Equity Awards

The following table sets forth information about outstanding equity awards held on December 31, 2017 by our named executive officers. The amounts include unvested dividend equivalent units earned as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2017 (6) (7)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Martin E. Stein, Jr.	—	—	88,309	(3)	$6,109,217
			67,113	(4)	$4,642,877
			80,413	(5)	$5,562,971
Ms. Lisa Palmer	2,716	$187,893	23,315	(3)	$1,612,932
			28,954	(4)	$2,003,038
			40,543	(5)	$2,804,765
Mr. James D. Thompson	8,516	$589,137	6,387	(3)	$441,853
			17,109	(4)	$1,183,601
			20,129	(5)	$1,392,524
Mr. Dan M. Chandler, III	8,554	$591,766	6,387	(3)	$441,853
			17,109	(4)	$1,183,601
			20,129	(5)	$1,392,524

(1)	These stock rights awards vest as follows:

Ms. Palmer (#)	Mr. Thompson (#)	Mr. Chandler (#)	Vesting Dates
—	1,910	1,693	100% on February 3, 2018
—	2,459	2,715	50% per year on February 2, 2018 and 2019
2,716	1,630	1,630	33 1/3% per year on February 1, 2018, 2019 and 2020
—	2,517	2,517	25% per year on January 30, 2018, 2019, 2020 and 2021

(2)	The amounts in this column have been computed based on the closing price of our common stock of $69.18 on December 31, 2017, and include unvested dividend equivalent units as of that date. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.
(3)	These shares represent the maximum possible awards available on December 31, 2017 under our 2015 incentive plan based on total shareholder return during 2015 through 2017.
(4)	These shares represent the maximum possible awards available on December 31, 2017 under our 2016 incentive plan based on total shareholder return during 2016 through 2018.
(5)	These shares represent the maximum possible awards available on December 31, 2017 under our 2017 incentive plan based on total shareholder return during 2017 through 2019 and merger synergies measured at the end of 2018.
(6)	No stock option awards are outstanding for any Company employee.
(7)	In addition to the vesting provisions described in the preceding notes:

◾	There will be accelerated vesting for unvested stock awards upon termination of employment without cause or for good reason within two years following a change of control, as defined in change of control agreements.
◾	In the event of a change of control as a result of which Regency or the successor corporation in a business combination is not a public company, (1) all restricted stock or stock rights awards that vest based on continued employment will vest in full and be cashed out, based on the fair market value of our common stock immediately before the change of control, and (2) because performance criteria may no longer be meaningful as a result of the change of control, performance share awards will be converted to the right to receive a cash payment (based on such fair market value), plus interest at the prime rate, adjusted annually, at the end of the performance period, provided that the executive remains employed through that date.
◾	Stock rights awards that vest based on continued employment will vest in full on death or disability, and the executive (or his or her estate) will remain eligible to receive performance shares, subject to satisfaction of the performance goals over the remainder of the performance period, as if the executive remained employed.

See “– Compensation on Termination of Employment.”

32         Regency Centers Corporation 2018 Proxy Statement

Options Exercises and Stock Vested in 2017

Our named executive officers do not have any options outstanding and did not exercise any options in 2017. The following table sets forth information about the vesting of stock rights awards for our named executive officers in 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Martin E. Stein, Jr.	108,189	$7,547,249
Lisa Palmer	33,102	$2,309,192
James D. Thompson	14,628	$1,020,475
Dan M. Chandler, III(3)	14,038	$979,256

(1)	The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.
(2)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.
(3)	$18,354 of the value realized on vesting has been deferred by Mr. Chandler under our non-qualified deferred compensation plan.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management or other highly compensated employees designated by the compensation committee of our board of directors to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts but have never done so. We established the second of the two plans in 2005 to comply with changes made to the Internal Revenue Code, including the addition of Code Section 409A. We require that all contributions be made to the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it before we established the 2005 plan. Otherwise, the provisions of the two plans are nearly identical.

Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. Participating employees must defer a minimum of $25,000 of incentive compensation. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options and base salary.

We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. We also maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.

Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans, as adjusted for earnings, are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability, (3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

Regency Centers  Corporation 2018 Proxy Statement        33

The following table sets forth information about participation by our named executive officers in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2017

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Martin E. Stein, Jr.	$—	$—	$323,893	$—	$9,289,662
Lisa Palmer	$—	$—	$—	$—	$—
James D. Thompson	$—	$—	$2,119,274	$—	$16,119,988
Dan M. Chandler, III	$17,928	$—	$155,336	$—	$829,766

(1)	We have the right to make, but have never made, matching contributions.
(2)	Earnings or losses on non-qualified deferred compensation do not appear in the summary compensation table because they are not deemed above market.
(3)	Includes contributions from salary or incentives compensation reported in the summary compensation table in prior years’ proxy statements for the year earned to the extent the officer was a “named executive officer” for such proxy statement.

Compensation on Termination of Employment

Our named executive officers have severance and change of control agreements that expire on December 31, 2018 but automatically renew for successive additional three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our named executive officers on termination of employment under these agreements.

If we terminate the executive without cause or the executive terminates his or her employment for good reason, in either case other than in connection with a change of control, the named executive officer will receive a cash payment equal to a specified multiple (set forth in the table below) of the sum of his or her annual base salary, his or her average annual cash bonus during the past three years, and the annual COBRA premiums the executive would be required to pay to continue health plan coverage under our health plans. We will pay this amount in a lump sum within 60 days after the executive’s separation from service, subject to deferral required by Section 409A of the Internal Revenue Code if payments over the first six months would exceed $450,000.

If the executive retires for other than good reason and gives us a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The executive will remain eligible to receive performance shares awarded under our equity incentive plans before his or her termination if we achieve the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.

In the event of a change of control and termination of the executive by us without cause or by the executive for good reason within two years after the change of control, the specified multiple used to determine the executive’s aggregate severance benefits will increase to the multiple set forth in the table below. In addition, all unvested stock rights awards will vest immediately. Unearned performance shares also will vest at the greater of actual performance or target. If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the executive may either pay the excise tax or have such payment capped at a level so there will be no excise tax depending upon which option provides such executive with the greatest benefit on an after-tax basis.

The severance and change of control agreements require each executive officer to sign a general release of claims against us as a condition of receiving the severance payment.

34         Regency Centers Corporation 2018 Proxy Statement

For one year after termination of employment for any reason, the executive is prohibited from:

◾	directly or indirectly soliciting (1) any of our employees to leave Regency or (2) any prospective employees negotiating with Regency on the date of termination to cease negotiations; or
◾	directly or indirectly soliciting our tenants or other parties to terminate lease, joint venture, acquisition, business combination or development contracts to which we were a party on the date of termination, or soliciting prospects with whom we were actively conducting negotiations for a lease, joint venture, acquisition, business combination or development project on the date of termination of employment (unless the executive was not aware of the negotiations).

The agreements also require the executive to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment and requires the executive to maintain the confidentiality of our confidential information.

The agreements do not contain any provision for waiving a breach of the non-solicitation, confidentiality or consulting obligations described above.

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2017 and that the severance and change of control agreements were in effect on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT

IF TERMINATED ON THE LAST BUSINESS DAY OF 2017 (1)

Name	Salary and Cash Bonus (Multiple)		Salary and Cash Bonus(2)	Health Benefits(3)	Early Vesting of Stock Grants		Total
Termination by Regency Without Cause or by the Executive for Good Reason:
Martin E. Stein, Jr.	(1.5x	)	$3,584,675	$25,752	$10,370,471		$13,980,898
Lisa Palmer	(1.5x	)	$1,855,625	$13,051	$3,621,369		$5,490,044
James D. Thompson	(1.0x	)	$1,264,183	$17,168	$1,815,024		$3,096,375
Dan M. Chandler, III	(1.0x	)	$1,208,378	$25,119	$1,808,815		$3,042,313
Qualifying Retirement, Death or Disability:
Martin E. Stein, Jr.	n/a		—	—	—		—
Lisa Palmer	n/a		—	—	$187,908	(4)	$187,908
James D. Thompson	n/a		—	—	$589,163	(4)	$589,163
Dan M. Chandler, III	n/a		—	—	$591,788	(4)	$591,788
Change of Control:
Martin E. Stein, Jr.	(2.0x	)	$4,779,567	$34,336	$14,927,220		$19,741,122
Lisa Palmer	(2.0x	)	$2,474,167	$17,401	$5,942,763		$8,434,330
James D. Thompson	(2.0x	)	$2,528,366	$34,336	$3,250,307		$5,813,009
Dan M. Chandler, III	(2.0x	)	$2,416,757	$50,239	$3,252,932		$5,719,927

(1)	The value of equity awards that vest early is based on the closing price of our common stock on December 31, 2017. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.
(2)	Cash bonus has been computed based on cash incentive compensation paid in 2015, 2016 and 2017 (the three years preceding the date of termination).
(3)	Medical, dental and vision insurance payments have been estimated based on current COBRA rates.
(4)	The amounts shown do not include performance shares that would vest in 2018, 2019 or 2020 to the extent that we achieve the stated performance goals for those years.

Regency Centers  Corporation 2018 Proxy Statement        35

Audit Committee Report

Our management is responsible for our internal controls and financial reporting process; the purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee operates under a written charter adopted by the board of directors. A copy of the charter can be found on our website at www.regencycenters.com. The directors who serve on the audit committee have no financial or personal ties to us (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards applicable to audit committee members. The board of directors has determined that none of the audit committee members has a relationship with us that may interfere with the member’s independence from us and our management.

The audit committee met with management, KPMG LLP, our independent registered public accounting firm and our internal auditors eight times during the year to consider and discuss the adequacy of our internal controls and the objectivity of our financial reporting. In addition, the audit committee was on call as needed by management and KPMG LLP to meet with or discuss any issues arising during the course of the year. At the end of each meeting, the audit committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the audit committee.

The audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The audit committee supervises the relationship between us and our independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, approving the fees for their services, and confirming their independence. The audit committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees,” including the quality of our accounting principles, reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence. KPMG LLP has served as our independent registered public accounting firm since 1993.

In addition, the committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of Regency’s internal control over financial reporting and disclosure controls and procedures. As part of this process, the committee continues to monitor the scope and adequacy of our internal auditing program, and to review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on these reviews and discussions, the audit committee recommended to the board of directors and the board of directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2017.

Thomas G. Wattles, Chairman

Raymond L. Bank

C. Ronald Blankenship

Peter D. Linneman

36         Regency Centers Corporation 2018 Proxy Statement

Proposal Three: Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

Our board of directors has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2018. That firm has served as our auditors since 1993. Our board of directors has directed that the appointment of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be provided the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, the board of directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. In such event, the audit committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the audit committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission. There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent registered public accounting firm.

The following table provides information relating to the fees billed to Regency by KPMG LLP for the years ended December 31, 2017 and 2016:

	2017	2016
Audit fees (1)	$2,010,096	$1,042,000
Audit-related fees (2) (3)	$42,650	$96,500
Tax fees (3) (4)	$228,380	$168,086
All other fees	$—	$—

(1)	Audit fees consists of fees for professional services for the audit of our consolidated financial statements (Regency Centers Corporation and Regency Centers, L.P. (collectively, the Company)) included in our annual report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, the amount includes fees for services associated with comfort letters and reviews of documents filed with the SEC.
(2)	Consists of consents on SEC registration statements.
(3)	The audit committee discussed these services with KPMG LLP and determined that these services would not impair KPMG LLP’s independence.
(4)	Consists of fees for tax consultation and tax compliance services.

Our board of directors recommends that the shareholders vote “for” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2018.

Regency Centers  Corporation 2018 Proxy Statement        37

Beneficial Ownership

Section 16(a) Compliance

Under Section 16(a) of the Securities Exchange Act, an officer, director or 10% shareholder must file a Form 4 reporting the acquisition or disposition of our equity securities with the SEC no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Reportable transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners timely complied with all applicable Section 16(a) filing requirements during 2017.

Beneficial Ownership of Principal Shareholders

The following table shows information relating to the beneficial ownership of our common stock of each person known to us to be the beneficial owner of more than 5% of our common stock. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Name(1)	Number of Shares Owned		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	26,880,562	(2)	15.84%
Chaim Katzman/ Gazit-Globe Ltd. Nissim Aloni 10, Tel-Aviv, 62919, Israel	16,146,065	(3)	9.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	15,413,941	(4)	9.1%
State Street Corporation One Lincoln Street Boston, MA 02111	8,554,743	(5)	5.04%

(1)	Information presented in this table and related notes has been obtained from reports filed by the beneficial owner with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.
(2)	Information is as of December 31, 2017 and is based on a report on Schedule 13G filed with the SEC on February 12, 2018 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has sole voting power over 386,802 shares, shared voting power over 226,075 shares, sole dispositive power over 26,446,994 shares and shared dispositive power over 433,568 shares. As of December 31, 2017 and based on a report on Schedule 13G filed with the SEC on February 2, 2018, 10,307,845 shares of this total are owned by Vanguard Specialized Funds – Vanguard REIT Index Fund.
(3)

Information is as of February 15, 2018 and is based on a report on Schedule 13D/A filed with the SEC on February 21, 2018 by Gazit-Globe LTd. (“Gazit-Globe”). According to the information provided in the Schedule 13D/A, Mr. Katzman, the chief executive officer of Gazit-Globe, has sole voting and disposition powers over 167,204 shares. Gazit-Globe has shared voting and dispositive powers over 15,978,861 shares. MGN (USA) Inc. (“MGN USA”), a wholly-owned subsidiary of Gazit-Globe, has shared voting and dispositive powers over 9,552,835 shares; Gazit (1995), Inc. (“Gazit 1995”), a wholly-owned subsidiary of MGN USA, has shared voting and dispositive powers over 1,350,000 shares; Gazit America, Inc. (“Gazit America”), a wholly-owned subsidiary of Gazit-Globe, has shared voting and dispositive powers over 6,426,026 shares; Ficus, Inc. (“Ficus”), a wholly-owned subsidiary of Gazit America, has shared voting and dispositive powers over 2,424,084 shares; Silver Maple (2001), Inc. (“Silver Maple”), a wholly-owned subsidiary of Gazit America, has shared voting and dispositive powers over 4,001,942 shares; MGN America, LLC (“MGN America”), a subsidiary owned by MGN USA and Gazit 1995, has shared voting and dispositive powers over 5,769,966 shares; Gazit First Generation LLC, a wholly owned subsidiary of Gazit 1995, has shared voting and dispositive powers over 1,350,000 shares; MGN (USA) 2016, LLC, a wholly-owned subsidiary of MGN USA, has shared voting and dispositive powers over 2,432,869 shares; MGN America 2016, LLC, a wholly-owned subsidiary of MGN America, has shared voting and dispositive powers over 5,769,966 shares; Silver

38         Regency Centers Corporation 2018 Proxy Statement

Maple 2018, LLC, a wholly-owned subsidiary of Silver Maple, has shared voting and dispositive powers over 1,501,942 shares and Ficus 2018, LLC, a wholly-owned subsidiary of Ficus, has shared voting and dispositive powers over 2,424,084 shares.
(4)	Information is as of December 31, 2017 and is based on a report on Schedule 13G filed with the SEC on January 29, 2018 by BlackRock, Inc. According to the information provided in the Schedule 13G, BlackRock, Inc. has sole voting power over 13,980,128 shares and sole dispositive power over 15,413,941 shares.
(5)	Information is as of December 31, 2017 and is based on a report on Schedule 13G filed with the SEC on February 14, 2018 by State Street Corporation. According to the information provided in the Schedule 13G, State Street Corporation has shared voting power over 8,554,743 shares and shared dispositive power over 8,554,743 shares.

Beneficial Ownership of Directors and Executive Officers

The following table shows information relating to the beneficial ownership of our common stock as of March 1, 2018, of each director and nominee, each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and all directors and executive officers as a group. As of March 1, 2018, we had 169,721,133 shares of common stock issued and outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers.

Name	Number of Shares Owned (1)		Right to Acquire(2)	Percent of Class
Martin E. Stein, Jr.	1,373,110	(3)	—	*
Joseph F. Azrack	4,049		513	*
Raymond L. Bank	48,994		2,142	*
Bryce Blair	7,394		2,133	*
C. Ronald Blankenship	55,738		2,142	*
Deirdre J. Evens	0		—
Mary Lou Fiala	17,145		2,142	*
Peter D. Linneman	24,450		513	*
David P. O’Connor	21,529		2,142	*
Lisa Palmer	49,923		—	*
John C. Schweitzer	45,847		2,142	*
Thomas G. Wattles	45,267		2,142	*
James D. Thompson	74,387	(4)	—	*
Dan M. Chandler, III	31,927	(5)	—	*
All directors, nominees and executive officers as a group (a total of 14 persons)	1,799,760		16,011	1.1%

*	Less than one percent
(1)	Excludes shares that may be acquired by directors or executive officers through the vesting of restricted stock or stock rights awards or stock option exercises.
(2)	Shares that can be acquired through the vesting of stock rights awards within 60 days after the date of this proxy statement.
(3)	Includes 134,282 shares held in Regency’s non-qualified deferred compensation plan and 1,000 shares held in Regency’s Dividend Reinvestment Plan. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

◾	160,263 shares held by The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by Mr. Stein and members of his family.
◾	307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II.
◾	108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II.
◾	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.
◾	24,201 shares held in grantor retained annuity trusts of which Mr. Stein is the trustee and his children are the beneficiaries.

(4)	Includes 18,869 shares held in a trust for which Mr. Thompson is the co-trustee.
(5)	Includes 25,772 shares held in in a trust for which Mr. Chandler is co-trustee and beneficiary.

Regency Centers  Corporation 2018 Proxy Statement        39

Related Party Transactions

The nominating and corporate governance committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions. These transactions include:

◾	transactions that must be disclosed in proxy statements under SEC rules, and
◾	transactions that potentially could cause a non-employee director to cease to qualify as an independent director under New York Stock Exchange listing requirements or the ratings criteria of organizations such as Institutional Shareholder Services.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

Criteria for committee approval or ratification of a related party transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

◾	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and
◾	in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under New York Stock Exchange listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under New York Stock Exchange and other regulatory requirements.

There have been no related party transactions since January 1, 2017 required to be disclosed under SEC rules.

40         Regency Centers Corporation 2018 Proxy Statement

Shareholder Proposals and Communications with the Board of Directors

Shareholders who wish to have a proposal be included in our proxy statement and form of proxy relating to our 2019 annual meeting or who wish to present a proposal at our 2019 annual meeting, must provide a written copy of their proposal to us at our principal executive offices no later than November 12, 2018 (which is 120 calendar days prior to the anniversary of this year’s mailing date). Proposals must comply with the proxy rules relating to shareholder proposals to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after November 12, 2018 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.

Shareholders who wish to include a director nominee in our proxy statement and form of proxy to our 2019 annual meeting (proxy access) must send us notice of such nominations at our principal executive offices no later than November 12, 2018 (subject to adjustment if the date of our 2019 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2018 annual meeting). To be eligible for proxy access, shareholders need to have owned shares of our common stock equal to at least 3% of our aggregate issued and outstanding shares of common stock continuously for at least the prior three years. Additional notice and eligibility requirements are described in our bylaws which are available on our website at www.regencycenters.com.

Interested parties who wish to communicate with the board of directors or with a particular director, including our lead director, may send a letter to the Corporate Secretary at our offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Interested parties may also communicate with the board of directors or with a particular director by contacting our AlertLine at 1-877-861-6669.

* * * * * * * * *

The reports of the audit committee and the compensation committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference in another filing.

Regency Centers  Corporation 2018 Proxy Statement        41

Frequently Asked Questions Regarding Annual Meeting Procedures

Q: Why did I receive these materials?

Our board of directors is soliciting proxies for our 2018 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, March 9, 2018, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote regardless of if you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Q: What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our shareholders.

Q: Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, March 9, 2018, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had outstanding and entitled to vote 169,453,780 shares of common stock.

Q: How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting.

There is no cumulative voting.

Q: Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first-come basis.

Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Q: What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum

42         Regency Centers Corporation 2018 Proxy Statement

Q: What vote is required to approve each item?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. In uncontested elections, directors are elected by a majority of the votes cast at the meeting. Votes cast includes votes against but exclude abstentions and broker non-votes with respect to a nominee’s election.

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal year 2018, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Abstentions are not considered votes cast and will have no effect on whether these proposals are approved or nominees elected.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although the vote is non-binding, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of our compensation program.

The ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal 2018 will be approved if the votes cast “FOR” the proposal exceeds the votes cast “AGAINST” the proposal.

If you hold your shares in street name, your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent registered public accountants without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of any of the proposals.

Q: How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. Our board of directors has designated Martin E. Stein, Jr. and Lisa Palmer, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered shareholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on April 25, 2018. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the 2018 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors. The board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Regency Centers  Corporation 2018 Proxy Statement        43

Q: Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Q: How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Q: Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Q: If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive shareholder materials by means other than mail. If you choose to receive your proxy materials by accessing the

Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet.

If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

44         Regency Centers Corporation 2018 Proxy Statement

Q: How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Shareholders can access our 2018 proxy statement, our annual report on Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investors page of our website at www.regencycenters.com.

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please write to Lisa White at the address mentioned in this section.

If you elected to receive our shareholder materials via the Internet or via electronic delivery, you may request paper copies, without charge, by written request addressed to the address set forth in this section.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Regency Centers Corporation

Attn: Lisa White

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7833

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

Q: What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Q: Where can I find the voting results of the annual meeting?

The Company will announce the preliminary voting results at the annual meeting and release the final results in a Form 8-K within four business days following the annual meeting.

Regency Centers  Corporation 2018 Proxy Statement        45

Appendix A -

Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Defined Terms

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company’s operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs’ operating results to the Company’s more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

◾	NAREIT FFO or NAREIT Funds From Operations is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT’s definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company’s operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations.

◾	Core FFO is an additional performance measure used by Regency as the computation of NAREIT FFO includes certain non-comparable items that affect the Company’s period-over-period performance. Core FFO excludes from NAREIT FFO: (a) transaction related income or expenses; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other amounts as they occur. NAREIT FFO and Core FFO are non-GAAP financial measures and should not be considered independently, or as substitutes, for financial information presented in accordance with GAAP.

◾	Net Operating Income (“NOI”) is calculated as base rent, percentage rent, and recoveries from tenants and other income, less operating and maintenance, real estate taxes, ground rent, and provision for doubtful accounts from the properties owned by the Company. NOI excludes straight-line rental income and expense, above and below market rent and ground rent amortization, tenant lease inducement amortization, and other fees. The Company also provides disclosure of NOI excluding termination fees, which excludes both termination fee income and expenses.

◾	Same Property information is provided for Retail Operating Properties that were owned and operated for the entirety of both calendar year periods being compared and excludes Non-Same Properties and Properties in Development.

◾	A Non-Same Property is a property acquired, sold, or development property completed during either calendar year period being compared. Non-retail properties and corporate activities, including the captive insurance program, are part of Non-Same Property.

◾	Property In Development includes land or Retail Operating Properties in various stages of development and redevelopment including active pre-development activities.

◾	Retail Operating Property is any retail property not termed a Property in Development. A retail property is any property where the majority of the income is generated from retail uses.

◾	Development Completion is a project in development that is deemed complete upon the earliest of: (i) 90% of total estimated net development costs have been incurred and percent leased equals or exceeds 95%, or (ii) the project features at least two years of anchor operations, or (iii) three years have passed since the start of construction. Once deemed complete, the property is termed a Retail Operating Property.

◾	Same Property NOI includes NOI for Same Properties, but excludes straight-line rental income, net of reserves, above and below market rent amortization, banking charges, and other fees. Same Property NOI is a key measure used by management in evaluating the performance of our properties. We also provide disclosure of Same Property NOI excluding termination fees, which excludes both termination fee income and expenses.

Regency Centers  Corporation 2018 Proxy Statement        A-1

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO (in thousands)

For the Periods Ended December 31, 2017, 2016 and 2015

	2017	2016	2015

Reconciliation of Net Income to NAREIT FFO:

Net Income Attributable to Common Stockholders	$159,949	$143,860	$128,994
Adjustments to reconcile to Funds From Operations(1):
Depreciation and amortization (excluding FF&E)	364,908	193,451	182,103
Provision for impairment to operating properties	-	3,159	1,820
Gain on sale of operating properties	(30,402)	(63,426)	(36,642)
Exchangeable operating partnership units	388	257	240

NAREIT Funds From Operations	$494,843	$277,301	$276,515

Reconciliation of NAREIT FFO to Core FFO:

NAREIT Funds From Operations	$494,843	$277,301	$276,515
Adjustments to reconcile to Core Funds From Operations(1):
Acquisition costs	138	2,007	675
Development pursuit costs	1,569	1,503	1,734
Merger related costs	80,715	6,539	-
Income tax benefit	(9,737)	-	-
Gain on sale of land	(3,623)	(8,769)	(73)
Provision for impairment to land	0	580	-
Loss on derivative instruments and hedge ineffectiveness	(15)	40,589	5
Early extinguishment of debt	12,449	14,207	8,239
Change in executive management included in gross G&A	-	-	2,193
Gain on sale of investments	-	-	(416)
Merger related debt offering interest	975	-	-
Preferred redemption costs	12,227	-	-
Hurricane losses	2,596	-	-

	$592,137	$333,957	$288,872

Core Funds From Operations	$592,137	$333,957	$288,872

Net Income Attributable to Common Stockholders per Share (Diluted)	$1.00	$1.42	$1.36
Weighted Average Shares For Earnings per Share (Diluted)	159,960	101,285	94,857

NAREIT Funds From Operations per Share (Diluted)	$3.09	$2.73	$2.91
Core Funds From Operations per Share (Diluted)	$3.69	$3.29	$3.04
Weighted Average Shares For NAREIT FFO and Core FFO per Share (Diluted)	160,255	101,439	95,011

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.

A-2         Regency Centers Corporation 2018 Proxy Statement

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI, as adjusted (in thousands)

For purposes of evaluating Same Property NOI on a comparative basis, and in light of the merger with Equity One on March 1, 2017, we are presenting our Same Property NOI as adjusted, which is on a pro forma basis as if the merger had occurred January 1, 2016. This perspective allows us to evaluate Same Property NOI growth for 2017 over a comparable period. Same Property NOI as adjusted is not necessarily indicative of what the actual Same Property NOI and growth would have been if the merger had occurred as of the earliest period presented, nor does it purport to represent the Same Property NOI and growth for future periods. The Company provides a reconciliation of Net Income (Loss) Attributable to Common Stockholders to Same Property NOI as adjusted.

For the Periods Ended December 31, 2017, 2016 and 2015

	Comparable Year to Date		Comparable Year to Date
	2017	2016	2016	2015

Net Income attributable to common stockholders	$ 159,949	$ 143,860	$ 143,860	$ 128,994
Less:
Management, transaction, and other fees	(26,158)	(25,327)	(25,327)	(25,563)
Income tax benefit	(9,737)	-	-	-
Gain on sale of real estate	(27,432)	(47,321)	(47,321)	(35,606)
Other (1)	(47,357)	(16,144)	(16,144)	(16,189)
Plus:
Depreciation and amortization	334,201	162,327	162,327	146,829
General and administrative	67,624	65,327	65,327	65,600
Other operating expense, excluding provision for doubtful accounts	85,233	12,376	12,376	5,472
Other expense (income)	141,093	148,066	148,066	110,236
Equity in income of investments in real estate excluded from NOI (2)	53,290	33,952	33,952	67,172
Net income attributable to noncontrolling interests	2,903	2,070	2,070	2,487
Preferred stock dividends and issuance costs	16,128	21,062	21,062	21,062

NOI	749,737	500,248	500,248	470,494

Less non-same property NOI(3)	(38,186)	(19,716)	(30,750)	(18,462)
Plus same property NOI for non-ownership periods of Equity One (4)	42,245	248,036	N/A	N/A
Same Property NOI, as adjusted	$ 753,796	$ 728,568	$ 469,498	$ 452,032

% change	3.5%		3.9%

Same Property NOI, as adjusted, without Termination Fees	$ 753,106	$ 727,209	$ 468,274	$ 452,351

% change	3.6%		3.5%

Same Property NOI, as adjusted, without Termination Fees or Redevelopments	$ 655,898	$ 638,347	$ 398,049	$ 385,978

% change	2.7%		3.1%

(1)	Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2)	Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, and interest expense.
(3)	Includes revenues and expenses attributable to Non-Same Properties, Properties in Development, corporate activities, and noncontrolling interests.

Regency Centers  Corporation 2018 Proxy Statement        A-3

(4)	Following is the detail for the non-ownership periods of Equity One included in Same Property NOI, as adjusted, which we derived from the accounting records of Equity One and did not adjust such information. Equity One’s financial information for the two month period ended February 28, 2017 and 12 month period ended December 31, 2016 was subject to a limited internal review by Regency.

	Two Months Ended February 2017	Twelve Months Ended December 2016

Same Property NOI detail for non-ownership periods of Equity One:
Real Estate Revenues:
Base Rent	$43,798	256,326
Recoveries from Tenants	13,889	79,651
Percentage Rent	1,143	5,143
Termination Fees	30	305
Other Income	581	3,342

Total Real Estate Revenues	59,441	344,767

Real Estate Operating Expenses:
Operating and Maintenance	9,270	53,347
Termination Expense	-	170
Real Estate Taxes	7,661	41,809
Ground Rent	28	277
Provision for Doubtful Accounts	237	1,128

Total Real Estate Operating Expenses	17,196	96,731

Same Property NOI	$42,245	248,036

Same Property NOI without Termination Fees	$42,215	247,901

Same Property NOI without Termination Fees or Redevelopments	$36,906	218,608

A-4         Regency Centers Corporation 2018 Proxy Statement

Regency centers REGENCY CENTERS CORPORATION ONE INDEPENDENT DRIVE, SUITE 114 JACKSONVILLE, FL 32202    VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E39373-P03438 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY    REGENCY CENTERS CORPORATION The Board of Directors recommends you vote FOR each nominee listed: 1. Election of Directors Nominees: 1a. Martin E. Stein, Jr. 1b. Joseph F. Azrack 1c. Bryce Blair 1d. C. Ronald Blankenship 1e. Deirdre J. Evens 1f. Mary Lou Fiala 1g. Peter D. Linneman 1h. David P. O’Connor 1i. Lisa Palmer 1j. John C. Schweitzer 1k. Thomas G. Wattles    For Against Abstain    The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Adoption of an advisory resolution approving executive compensation for fiscal year 2017. 3. Ratification of appointment of KPMG LLP as the Company’s independent accountants for the year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.    For Against Abstain    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.    Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    E39374-P03438 REGENCY CENTERS CORPORATION Annual Meeting of Shareholders April 26, 2018 10:30 AM, EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Martin E. Stein, Jr. and Lisa Palmer, and each or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REGENCY CENTERS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM, EDT on April 26, 2018, at Ponte Vedra Inn and Club, 200 Ponte Vedra Blvd., Ponte Vedra Beach, Florida 32082 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side